                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       United Dominion Realty Trust, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                                     [LOGO]

                                                       April 2, 2001

     Dear Fellow Shareholders:

        Please accept my personal invitation to attend the Annual
     Meeting of Shareholders to be held on Tuesday, May 8, 2001, at 4:00 p.m. at the Omni Richmond Hotel, 12th and Cary Streets,
     Richmond, Virginia.

        The formal business to be conducted at the meeting is described in the notice that follows this letter. At the meeting, we will introduce Mr. Thomas W. Toomey, our new President and Chief Executive Officer, as well as our other new executive officers. We will also review 2000, report on recent financial results, discuss expectations for the future, and will be available to answer your questions during the meeting and afterward.

        We rely upon all shareholders to execute and return their proxies promptly in order to avoid costly proxy solicitation. You may also vote your shares electronically through the Internet or by telephone. This will eliminate the need to return your proxy card. Instructions for Internet and telephone voting are on your proxy card. If you attend the Annual Meeting, you may withdraw your proxy at the meeting and vote your shares in person from the floor. Your vote is important to the Company.

        I look forward to seeing you on May 8, 2001, at 4:00 p.m.


                               Sincerely,

                               UNITED DOMINION REALTY TRUST, INC.

                               /s/ Robert C. Larson
                               Robert C. Larson
                               Chairman of the Board

                       United Dominion Realty Trust, Inc.
400 East Cary Street . Richmond, Virginia 23219-3816 . Tel: 804.780.2691 . Fax:
                                  804.343.1912

                            [UNITED DOMINION LOGO]

                                                           April 2, 2001


                   Notice of Annual Meeting of Shareholders

                To Be Held On Tuesday, May 8, 2001 at 4:00 p.m.

   The Annual Meeting of Shareholders (the "Annual Meeting") of United Dominion Realty Trust, Inc. (the "Company") will be held at the Omni Richmond Hotel, 12th and Cary Streets, Richmond, Virginia, on Tuesday, May 8, 2001, at 4:00 p.m., for the following purposes:

1. To elect 10 directors to serve for the ensuing year.

2. To consider and vote upon an Out-Performance Program described in the proxy statement.

3. To consider and vote upon a Long-Term Incentive Compensation Plan described in the proxy statement.

4. To transact such other business as may properly come before the meeting.

   The holders of shares of Common Stock of record at the close of business on March 9, 2001 (the "Record Date") are entitled to vote at the Annual Meeting. If you are present at the Annual Meeting, you may vote in person even though you have previously delivered your proxy.

                                          By Order of the Board of Directors

                                          /s/ Katheryn E. Surface
                                          Katheryn E. Surface
                                          Corporate Secretary

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
General Information About Voting.......................................... 1

Matters to be Voted Upon.................................................. 2

  Election of Directors                                                    2

  Out-Performance Program                                                  3

  Long-Term Incentive Compensation Plan                                    8

Board of Directors and Committees......................................... 12

  Executive Committee                                                      12

  Compensation Committee                                                   13

  Corporate Governance Committee                                           13

  Audit Committee                                                          13

  Compensation of Directors                                                14

Ownership of Equity Securities............................................ 14

Indebtedness of Management to the Company................................. 16

Compensation of Executive Officers........................................ 17

Aggregate Option Exercises in 2000 and 2000 Year End Option Value......... 18

Compensation Committee Report on Executive Compensation................... 18

Option Grants in 2000..................................................... 22

Agreements with Executive Officers........................................ 22

Audit Committee Report.................................................... 23

Performance Graph......................................................... 24

Independent Public Accountants............................................ 24

Matters to be Presented at the 2002 Annual Meeting of Shareholders........ 25

Other Matters............................................................. 25

                            [UNITED DOMINION LOGO]

                                Proxy Statement

                                 April 2, 2001

GENERAL INFORMATION ABOUT VOTING

   The enclosed proxy is solicited by the directors of the Company for the Annual Meeting to be held at the Omni Richmond Hotel, 12th and Cary Streets, Richmond, Virginia, at 4:00 p.m. on Tuesday, May 8, 2001. You may revoke the proxy at any time prior to voting by notifying the persons named on the card of your intention to revoke or by conduct inconsistent with continued effectiveness of the proxy, such as delivering a later dated proxy or voting in person at the Annual Meeting. This proxy statement and the enclosed proxy card were mailed beginning April 4, 2001 to common shareholders of record at the close of business on the Record Date. The Company has mailed each holder of Common Stock of record as of the Record Date an Annual Report that includes audited financial statements for the year ended December 31, 2000.

   Shares represented by executed proxies will be voted, unless a different specification is made:

  . FOR election as directors of all of the persons nominated for directors;

  . FOR approval of the Out-Performance Program; and

  . FOR approval of the Long-Term Incentive Compensation Plan.

   At the close of business on the Record Date, there were 101,356,755 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock has one vote on all matters, including those to be acted upon at the Annual Meeting. The holders of a majority of the Common Stock present at the Annual Meeting in person or represented by proxies will constitute a quorum. If a quorum is present, the affirmative vote of (i) a plurality of the shares of Common Stock voting at the Annual Meeting is required to elect directors; and
(ii) a majority of the shares voting at the Annual Meeting is required to approve the Out-Performance Program and the Long-Term Incentive Compensation Plan, provided the total number of shares voted is a majority of the shares outstanding and entitled to vote.

   Shareholders who wish to abstain from voting on any matter to be voted on at the Annual Meeting may do so by specifying that their vote on the matter be withheld in the manner provided in the enclosed proxy, and the shares otherwise votable by such shareholders will not be included in determining the number of shares voted on such matter. The Company will comply with instructions in a proxy executed by a broker or other nominee shareholder that less than all of the shares of which such shareholder is the holder of record on the Record Date are to be voted on a particular matter. All such shares which are not voted ("broker non-votes") will be treated as shares as to which vote has been withheld.

   Notices of revocation of proxies should be sent to the Company at 400 East Cary Street, Richmond, Virginia 23219-3816, Attention: Investor Services.

   The Company will provide shareholders, without charge, a copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2000, on written request to the mailing address on the cover.

MATTERS TO BE VOTED UPON

 .ELECTION OF DIRECTORS

   Ten directors are to be elected at the Annual Meeting, each to hold office until the next Annual Meeting of Shareholders and until his or her successor is duly elected and qualified, except in the event of death, resignation or removal. Unless otherwise specified, proxies solicited hereby will be voted FOR election of the nominees listed below, except that in the event any of those named should not continue to be available for election, discretionary authority may be exercised to vote for a substitute. No circumstances are presently known that would render any nominee named herein unavailable. All of the nominees are now members of the Board of Directors and, other than Mr. Toomey, were elected at the 2000 Annual Meeting of Shareholders.

   The nominees, their ages, the year of election of each to the Board, their principal occupations during the past five years or more, and directorships of each in other public companies, are as follows:

   R. Toms Dalton, Jr., 68, is a partner with Allen & Carwile, Waynesboro, Virginia, attorneys, and is the Commissioner of Accounts for the City of Waynesboro, Virginia. He is a director of First Virginia Bank of Augusta, Waynesboro, Virginia. He was first elected to the Board in 1973.

   Robert P. Freeman, 56, is Managing Director of Wells Hill Partners, Ltd., New York, New York. Previously, Mr. Freeman was a Managing Director of Lazard Freres & Co. LLC and President of Lazard Freres Real Estate Investors, L.L.C. from 1992 to 1999. He was first elected to the Board in 1999.

   Jon A. Grove, 56, was the Chairman of the Board, President and Chief Executive Officer of ASR Investments Corporation ("ASR") since its organization in 1987 until its acquisition by the Company in 1998. He is also a director of American Southwest Holdings, Inc., in Phoenix, Arizona. He was first elected to the Board in 1998.

   James D. Klingbeil, 65, is Vice Chairman of the Board and has been the Chairman and Chief Executive Officer of American Apartment Communities III ("AAC III"), a privately owned REIT based in San Francisco, California, since 1997. He was Chairman and Chief Executive Officer of American Apartment Communities II ("AAC II") from 1995 until the merger (the "AAC Merger") of AAC II with the Company in December of 1998. He is also Chairman and CEO of The Klingbeil Company and Khempco Building Supply Company. He is a director of Burnham Pacific Properties, Inc., Broad Street Financial and numerous private companies. He was appointed to the Board in 1998 in connection with the AAC Merger and was first elected to the Board in 1999. Mr. Klingbeil is a nominee, together with Mr. Larson, selected pursuant to provisions of the AAC Merger agreement giving L. F. Strategic Realty Investors, L.P. ("LFSRI"), a partnership controlled by LFREI, the right to select two Board nominees as holder of the shares of Series D Preferred Stock issued in the AAC Merger.

   Robert C. Larson, 66, has been Chairman of the Board since March of 2001. He is Managing Director of Lazard Freres & Co. LLC and Chairman of Lazard Freres Real Estate Investors, L.L.C. ("LFREI") and is the chairman of Larson Realty Group, a privately owned, Detroit-based company engaged in real estate investments, development, management, leasing and consulting. Mr. Larson joined The Taubman Company as senior vice president in 1974, was elected president and chief operating officer in 1978, chief executive officer in 1988 and vice chairman of Taubman Centers, Inc. and chairman of the Taubman Realty Group in 1990. He retired from active management responsibilities at Taubman in December, 1998, and as vice chairman and director in May, 2000. Taubman is a publicly traded real estate investment trust specializing in the development, management and ownership of regional retail centers. He also (i) represents funds managed by LFREI as a director of AAC III, Brandywine Realty Trust and Commonwealth Atlantic Properties, Inc., where he is also a non-executive chairman, and (ii) serves as a director of Bass PLC, a London based international group operating in hotels, leisure retailing and branded drinks. Mr. Larson is a nominee, together with Mr. Klingbeil, selected pursuant to provisions of the AAC Merger agreement described in Mr. Klingbeil's biographical data. Mr. Larson has agreed that he is serving as a director of the Company at the request of LFSRI and that he will resign from his position at LFSRI's request. He was first elected to the Board in 2000.

   John P. McCann, 56, is Chairman Emeritus and was Chairman of the Board from January, 1997 until March, 2001. He served as Chief Executive Officer of the Company from 1974 to February, 2001 and President from 1974 to December, 1998. He is a director of LandAmerica Financial Group, Inc., Richmond, Virginia, and Storage USA, Inc., a self storage REIT headquartered in Memphis, Tennessee. He was first elected to the Board in 1978.

   Lynne B. Sagalyn, Ph.D., 53, is the Earle W. Kazis and Benjamin Schore Director of the M.B.A. Real Estate Program at Columbia University's Graduate School of Business and has been a professor in its Finance and Economics Division since 1992. From 1991 to 1992, she was a visiting professor at Columbia University. From 1987 to 1991, she was an associate professor of Planning and Real Estate Development at Massachusetts Institute of Technology. Dr. Sagalyn is a trustee and chair of the Audit Committee of Capital Trust, a public real estate company that specializes in real estate lending, and a director of The Retail Initiative and is a Trustee Fellow of the Urban Land Institute. She was first elected to the Board in 1996.

   Mark J. Sandler, 59, was a senior managing director of Bear, Stearns & Co., Inc., an investment banking firm, in charge of its real estate operations from prior to 1987 until his retirement in October, 1988. Since that time, Mr. Sandler has managed his personal and family investments. Mr. Sandler was a director of South West Property Trust Inc. ("South West") at the time it was acquired by the Company in 1996. He was first elected to the Board in 1996.

   Robert W. Scharar, 52, is President and a director of FCA Corp., a registered investment advisor, which he founded in 1983. He serves as a trustee of First Commonwealth Mortgage Trust, Holly Mortgage Trust, Ivy Realty Trust and United Investors Realty Trust, all of which are REITs. Mr. Scharar is also a past president of the American Association of Attorneys--CPAs and was a director of South West at the time it was acquired by the Company in 1996. He was first elected to the Board in 1996.

   Thomas W. Toomey, 40, has been the President and Chief Executive Officer of the Company since February, 2001. Mr. Toomey served as Chief Operating Officer of Apartment Investment and Management Company ("AIMCO"), a multifamily apartment REIT headquartered in Denver, Colorado, from 1999 to February, 2001, and Executive Vice President, Finance and Administration, of AIMCO, from 1997 to 1999 and Senior Vice President, Finance Administration from 1996 to 1997. Prior to joining AIMCO, Mr. Toomey was employed by Lincoln Property Services, Dallas, Texas, as Senior Vice President, Administration (1993 to 1996) and Senior Controller (1990 to 1993). From 1984 to 1990, he was an audit manager with Arthur Andersen & Company, and from 1981 to 1983, he was on the audit staff at Kenneth Leventhal & Company. Mr. Toomey is a non-practicing certified public accountant.

 .THE OUT-PERFORMANCE PROGRAM

   Background

   The Company competes for management talent with both public and private real estate investment vehicles and constantly reviews compensation structures and practices in an effort to remain highly competitive. The Company's compensation programs are designed to further its primary goal of increasing dividend income and share price appreciation. The Board of Directors intends for these goals to be the primary economic motivation of its executive officers and other key employees.

   The Board of Directors believes that it is in the best interest of the shareholders to attract and retain a management team that has a meaningful equity stake in the long-term success of the Company. To this end it is recommending that the shareholders approve the Out-Performance Program (the "Program") pursuant to which officers and other key employees will be given the opportunity to invest in the Company by purchasing performance shares ("Out-Performance Partnership Shares" or "OPPSs") of United Dominion Realty, L.P., a Virginia limited partnership in which the Company is the sole general partner ("Dominion Realty").

   The Program is designed to provide participants with the possibility of substantial returns on their investment if the Company's total return on its Common Stock exceeds targeted levels, while putting the participants' investment at risk if those levels are not exceeded. The Program will be administered by the Company's Board of Directors. Members of the Board of Directors who are not employees of the Company are not eligible to participate in the Program.

   If the Program is approved, the Board of Directors anticipates authorizing every other year the sale of a class of OPPSs to a limited liability company (sometimes referred to as an "LLC") to be formed for the benefit of selected officers and key employees who agree to invest in that class of OPPSs. The participants will contribute the funds for the LLC to purchase the OPPSs and will share ownership of the LLC on the basis of each participant's investment in the LLC. The purchase price for each class of OPPSs will be set by the Company's Board of Directors based upon the advice of an independent valuation expert. The Board of Directors expects that the specific features of each class of OPPSs, the designation of officers and key employees as potential participants in the class and the level of participation of a particular participant will vary from class to class.

   Participation in Class I OPPSs

   The Board of Directors has developed the principal terms of the Class I OPPSs that it intends to offer to participants in 2001. For the Class I OPPSs, participation rights will be approximately as follows:

                                                                     OPPSs to
                                                                        be
                 Participant                                          Offered
                 -----------                                         --------
       Chief Executive Officer                                         444,500
       Senior Executive Vice President                                 190,500
       Chief Financial Officer                                         127,000
       Treasurer/Investor Relations                                    127,000
       Other Key Employees                                             381,000
                                                                     ---------
                                                                     1,270,000
                                                                     =========

   The purchase price for the Class I OPPSs has been determined by the Board of Directors to be $1,270,000 based on a valuation by Salomon Smith Barney, Inc. That valuation took into account that any investment in the Class I OPPSs will become worthless if the targeted Total Return is not achieved. The value of the Class I OPPSs also has been discounted significantly because of the substantial restrictions on transfer and the limited redemption rights provided for with respect to Class I OPPSs.

   It is important to recognize that any officer or other employee who is provided the opportunity to invest is under no obligation to exercise that right. The Class I OPPSs must be fully subscribed within 45 days of shareholder approval, if obtained. If some of those eligible to participate elect not to participate, the remaining OPPSs shall be retained by the Company.

   The Board of Directors may elect to loan Company funds to participants to permit them to invest in a class of OPPSs. For the Class I OPPSs, the Board has determined that participants can borrow some or all of the funds they need to participate with a loan maturity date at the earlier of the fifth anniversary of the date of the loan or 60 days from the date the participant ceases to be employed by the Company for any reason. Loans to the Chief Executive Officer, the Senior Executive Vice President, the Chief Financial Officer and the Treasurer/Investor Relations will be 100% recourse. All other participants will be at risk personally for at least 25% of the amount he or she invests with respect to the Class I OPPSs. Interest will be payable annually and the interest rate will be the same as the Company's cost of funds, as determined on an annual basis.

   To begin the Program, for the Class I OPPSs the Company's performance will be measured over a twenty-eight month period beginning with the month Mr. Toomey's employment began (February, 2001). The LLC that holds the Class I OPPS will have no right to receive distributions or allocations of income or loss, or to redeem those shares prior to the date (the "Valuation Date") that is the earlier of (i) the expiration of the measurement period for the class (June 1, 2003), or (ii) the date of a change of control of the Company (defined as a "Transaction" in Dominion Realty's Agreement of Limited Partnership).

   The Class I OPPSs will only be entitled to receive distributions and allocations of income and loss if, as of the Valuation Date, the cumulative Total Return of the Company Common Stock during the measurement period

  . exceeds the cumulative Total Return of the designated peer group index over the same period; and
  . is at least the equivalent of a 30% Total Return or 12% annualized (the "Minimum Return").

   If the thresholds are met, holders of the OPPSs will be entitled to begin receiving distributions and allocations of income and loss from Dominion Realty equal to the distributions and allocations that would be received on the number of interests in Dominion Realty ("OP Units") obtained by:

  . (i) determining the amount by which the cumulative Total Return of the Company Common Stock over the measurement period exceeds the greater of the cumulative Total Return of the Morgan Stanley REIT Index (peer group index) or the Minimum Return (such excess being the "Excess Return");

  . (ii) multiplying 4% of the Excess Return by the Company's Market Capitalization; and

  . (iii) dividing the number obtained in clause (ii) by the market value of one share of the Company Common Stock on the Valuation Date, as the weighted average price per day of the Common Stock for the 20 trading days immediately preceding the Valuation Date.

   For the Class I OPPSs, the number determined pursuant to clause (ii) in the preceding paragraph is capped at 2% of Market Capitalization (approximately 1% per year). "Market Capitalization" is defined as the average number of shares outstanding over the 28 month period (that includes Common Stock and OP Units but does not include outstanding options or convertible securities) multiplied by the daily closing price of the Company's Common Stock.

   If, on the Valuation Date, the cumulative Total Return of the Company Common Stock does not meet the Minimum Return, the Total Return of the Morgan Stanley REIT Index and there is no Excess Return, then holders of Class I OPPSs will forfeit their initial investment of $1.27 million.

   The Morgan Stanley REIT Index will be used as the peer group index for purposes of measuring the Class I Out-Performance Partnership Shares. The Morgan Stanley REIT Index is a capitalization-weighted index with dividends reinvested of the most actively traded real estate investment trusts. The Morgan Stanley REIT Index is comprised of approximately 113 real estate investment trusts selected by Morgan Stanley & Co. Incorporated and a total market cap of $123.6 billion. The Board of Directors of the Company has selected this index because it believes that it is the real estate investment trust index most widely reported and accepted among institutional investors. For the historical performance of the Morgan Stanley REIT Index, see the Performance Graph on page 24. The Board of Directors has the ability to select a different index for future classes of OPPSs. For example, the Board of Directors may select a different index if it determines that the Morgan Stanley REIT Index is no longer an appropriate comparison for the Company; if the Morgan Stanley REIT Index is not maintained throughout the Measurement Period; or for any other reason that the Board of Directors determines.

   "Total Return" means, for any security or index and for any period, the cumulative total return for such security or index over such period, as measured by the sum of (a) the cumulative amount of dividends paid in respect of such security or index for such period (assuming that all cash dividends are reinvested in such security as of the payment date for such dividend based on the security price on the dividend payment date), and (b) an amount equal to (x) the security price or index value at the end of such period, minus (y) the security price or index value at the beginning of the measurement period.

   LLC Governance and Restrictions on Transfer

   The Class I OPPSs cannot be transferred by the LLC without the approval of the managers of the LLC, who are expected to be the two largest participants in the LLC, as long as they are employees of the Company, and representatives of the independent Directors. Class I OPPSs may only be transferred by the LLC after targeted returns have been exceeded and a forty-month vesting period from the date of issuance has passed. At that time transfers may only be made to participants or to one of their family members (or a family-owned entity). Individuals who receive OPPSs after the vesting period may exchange them for an equivalent number of OP Units. They may not transfer any OPPSs or OP Units received except to a family member (or a family-owned entity) or in the event of death or disability.

   The terms of the operating agreement of the Class I LLC will restrict the participants' ability to transfer their interests in the LLC. The LLC will have the right to repurchase the interest of any participant in the LLC at the original purchase price if prior to the end of the forty-month vesting period such participant's employment with the Company is terminated for any reason other than by death or disability. In this case, the participant will be entitled to retain any distributions that he or she received on the OPPSs subsequent to the Valuation Date. The LLC will be used as a vehicle to purchase the OPPSs to ensure that there would be no opportunity for the participants to profit from the ownership of those OPPSs prior to the Valuation Date.

   The Class I Out-Performance Partnership Shares are not convertible into Common Stock. However, in the event of a change of control of the Company, the LLC or any participant that holds any OPPSs will have the same redemption rights as other holders of OP Units. Upon the occurrence of a change of control, the LLC or participant that holds OPPSs may require Dominion Realty to redeem all or a portion of the units held by such party in exchange for a cash payment per unit equal to the market value of a share of Common Stock at the time of redemption. However, in the event that any units are tendered for redemption, Dominion Realty's obligation to pay the redemption price will be subject to the prior right of the Company to acquire such units in exchange for an equal number of shares of Common Stock.

   Examples of the Value of Class I OPPSs

   The following tables illustrate the value of the Class I OPPSs under different share prices and total returns at the Valuation Date. For the two year period ended December 31, 2000, the minimum thresholds for the Class I OPPSs would not have been met.

   This table assumes that the cumulative Total Return of the Morgan Stanley REIT Index is less than the 30% minimum return:

                           Value to Shareholders
                     -------------------------------------------          Value of
Stock Price at       UDR Total            Shareholder Value                 OPPSs
Valuation Date       Return (1)             Achieved (2)              to Management (3)
--------------       ----------           -----------------           -----------------
                                              (Million)                   (Million)
    $12.00             28.8%                  $  349.2                      $ 0.0
    $13.00             39.5%                  $  479.4                      $ 5.4
    $14.00             50.3%                  $  609.6                      $12.4
    $15.00             61.0%                  $  739.8                      $20.3
    $16.00             71.7%                  $  870.0                      $29.1
    $17.00             82.5%                  $1,000.1                      $37.0
    $18.00             93.2%                  $1,130.3                      $39.2

   This table assumes that the cumulative Total Return of the Morgan Stanley REIT Index is 50% and therefore is the operative threshold instead of the 30% minimum return.

                           Value to Shareholders
                     -------------------------------------------          Value of
Stock Price at       UDR Total            Shareholder Value                 OPPSs
Valuation Date       Return (1)             Achieved (2)              to Management (3)
--------------       ----------           -----------------           -----------------
                                              (Million)                   (Million)
    $12.00             28.8%                  $  349.2                      $ 0.0
    $13.00             39.5%                  $  479.4                      $ 0.0
    $14.00             50.3%                  $  609.6                      $ 0.2
    $15.00             61.0%                  $  739.8                      $ 7.2
    $16.00             71.7%                  $  870.0                      $15.1
    $17.00             82.5%                  $1,000.1                      $24.0
    $18.00             93.2%                  $1,130.3                      $33.8

(1) Total Return to the UDR shareholders, assuming an 8% annual dividend rate.
(2) Total Return multiplied by average market capitalization of $1,305 million (108.78 million shares and OP Units outstanding multiplied by the share price at the Valuation Date).
(3) Out-Performance shareholder value multiplied by management participation of 4% subject to 2% dilution limit.

   The numbers used in the table are for illustrative purposes only and there can be no assurance that actual outcomes will be within the ranges used. Some of the factors that could affect the results set forth in the table are the Total Return on the Company Common Stock relative to the Total Return of the Morgan Stanley REIT Index, and the market value of the average outstanding equity of the Company during any Measurement Period. These factors may be affected by general economic conditions, local real estate conditions and the dividend policy of the Company.

   Possible Negative Effects of the OPPSs

   Although the Company does not believe that the sale of Out-Performance Partnership Shares will have an antitakeover effect, the OPPSs could increase the potential cost of acquiring control of the Company and thereby discourage an attempt to take control of the Company. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not approved the sale of the OPPSs with the intention of discouraging any such attempt.

   If with respect to the Class I OPPSs the Total Return on the Company Common Stock over the Measurement Period exceeds both the Total Return of the Morgan Stanley REIT Index and exceeds the Minimum Return, then the LLC that holds the OPPSs could be entitled to receive the same distributions and allocations as the holder of a significant number of OP Units of Dominion Realty. This could have a dilutive effect on future earnings per share of Company Common Stock, and on the Company's equity ownership in Dominion Realty.

 . THE LONG TERM INCENTIVE COMPENSATION PLAN

Background

   In 1998, the shareholders approved an amendment to the Company's 1985 Stock Option Plan which limited the amount of shares of Common Stock issuable on the exercise of options outstanding at any given time to 8% of the number of shares issued and outstanding at that time, subject to a maximum aggregate limit of 10,000,000 shares. The Board of Directors has approved, in various stages, a 1999 Long-Term Incentive Plan ("LTIP") for the purpose of granting awards of restricted stock and cash performance unit awards. On March 20, 2001, our Board approved amendments of the LTIP to include a possible award of options. The LTIP is being submitted for approval by our shareholders at the annual meeting so that incentive stock options may be awarded and so that future awards made under the LTIP may be fully deductible without regard for the deduction limits of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

   As of March 9, 2001, there were 3,781,175 shares of Common Stock available for grant under the 1985 Stock Option Plan, and 218,825 shares of restricted stock have been awarded pursuant to the LTIP. We have reserved 4,000,000 shares for issuance upon the grant or exercise of awards pursuant to the LTIP. If the shareholders approve the LTIP, no additional grants will be made under the 1985 Stock Option Plan. Approximately 2,000 employees are eligible to participate in the LTIP.

   The purpose of the LTIP is to promote our success by linking the personal interests of our employees, officers and directors to those of our shareholders, and by providing participants with an incentive for outstanding performance. The LTIP authorizes the granting of awards in any of the following forms:

  . options to purchase shares of Common Stock

  . stock appreciation rights

  . restricted stock

  . dividend equivalents

  . other stock-based awards

  . any other right or interest relating to Common Stock, or

  . cash.

   No more than 15% of the shares authorized under the LTIP may be granted as awards of restricted stock or unrestricted stock awards. The maximum number of shares of Common Stock with respect to one or more options and/or stock appreciation rights that may be granted during any one calendar year under the LTIP to any one person is 500,000. The maximum fair market value of any awards (other than options and stock appreciation rights) that may be received by a participant (less any consideration paid by the participant for such award) during any one calendar year under the LTIP is $1,000,000.

Administration

   The LTIP is administered by the Compensation Committee of our Board of Directors. The Committee has the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the plan; and make all other decisions and determinations that may be required under the plan. The Board of Directors may at any time administer the plan. If it does so, it will have all the powers of the Committee.

Formula Grants to Non-Employee Directors

   The LTIP provides for the automatic grant of non-qualified stock options to our non-employee directors. On the day that such director first joins the Board (or on the day of the 2001 annual meeting if he or she is already on the Board at that time), each non-employee director will receive a grant of options to purchase 5,000 shares of Common Stock. These initial options are immediately exercisable and have a five-year term. In addition, on the day after each annual meeting of our shareholders beginning with the 2001 annual meeting, each non-employee director then in office will receive an option to purchase 2,000 shares of Common Stock. These annual options are immediately exercisable and have a 10-year term. Pro-rata grants will be made if at any time there are insufficient shares under the LTIP to make the full scheduled grants of non-employee director options.

   The exercise price for each of these options will be the fair market value of our Common Stock on the date of grant. A director's options will not automatically lapse if he or she ceases to qualify as a non-employee director, as long as he or she remains a member of the Board. However, such options will lapse 30 days after the director ceases to serve as a member of the Board, unless he or she retires. The Committee may make discretionary awards to non-employee directors pursuant to the other provisions of the plan.

Discretionary Awards

   Stock Options. The Committee is authorized to grant incentive stock options or non-qualified stock options under the plan. The terms of an incentive stock option must meet the requirements of Section 422 of the Code. All options will be evidenced by a written award agreement with the participant, which will include any provisions specified by the Committee. However, the exercise price of an option may not be less than the fair market value of the underlying stock on the date of grant and no option may have a term of more than 10 years. In addition, the Committee is not permitted to grant options with a "re-load" feature, which provides for the automatic grant of a new option if the optionee delivers shares of stock as full or partial payment of the exercise price of the original option.

   Stock Appreciation Rights. The Committee may grant stock appreciation rights under the plan. Upon the exercise of a stock appreciation right, the participant has the right to receive the excess, if any, of: the fair market value of one share of Common Stock on the date of exercise, over the grant price of the stock appreciation right as determined by the Committee, which will not be less than the fair market value of one share of Common Stock on the date of grant. All awards of stock appreciation rights will be evidenced by an award agreement, reflecting the terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of the stock appreciation right, as determined by the Committee at the time of grant.

   Restricted Stock Awards. The Committee may make awards of restricted stock to participants, which will be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote restricted stock or the right to receive dividends, if any, on the restricted stock). No more than 15% of the shares authorized under the LTIP may be granted as awards of restricted stock or unrestricted stock awards.

   Dividend Equivalents. The Committee is authorized to grant dividend equivalents to participants subject to such terms and conditions as may be selected by the Committee. Dividend equivalents entitle the participant to receive payments equal to dividends with respect to all or a portion of the number of shares of Common Stock subject to an option award or stock appreciation right award, as determined by the Committee. The Committee may provide that dividend equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested.

   Other Stock-Based Awards. The Committee may, subject to limitations under applicable law, grant to participants such other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock as deemed by the Committee to be consistent with the purposes of the plan, including without limitation of shares of Common Stock awarded purely as a bonus and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, and awards valued by reference to book value of shares of Common Stock or the value of securities of or the performance of specified parents or subsidiaries. The Committee will determine the terms and conditions of any such awards.

  . Performance Goals. The Committee may determine that any award will be determined solely on the basis of

  . our achievement (or the achievement of our parent or subsidiary) of a specified target return, or target growth in return, on equity or assets,

  . our total shareholder return (stock price plus reinvested dividends) relative to a defined comparison group or target over a specific performance period,

  . our stock price,

  . the achievement by an individual, us, or a business unit of ours or our parent or subsidiary, of a specified target, or target growth in, revenues, net income or earnings per share,

  . the achievement of objectively determinable goals with respect to product delivery, product quality, customer satisfaction, meeting budgets and/or retention of employees, or

  . any combination of the above.

   If an award is made on such basis, the Committee must establish goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under applicable tax regulations) and the Committee may for any reason reduce (but not increase) any award, notwithstanding the achievement of a specified goal. Any payment of an award granted with performance goals will be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.

   Limitations on Transfer; Beneficiaries. No award will be assignable or transferable by a participant other than by will or the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a qualified domestic relations order; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant's death.

   Acceleration Upon Certain Events. Upon a participant's death, disability or retirement, all of his or her outstanding options, stock appreciation rights, and other awards in the nature of rights that may be exercised will become fully exercisable and all restrictions on his or her outstanding awards will lapse, except that in the case of retirement such awards will remain exercisable for the full original term. Any of his or her options or stock appreciation rights will thereafter continue or lapse in accordance with the other provisions of the LTIP and the award agreement. Unless otherwise provided in an award agreement, upon the occurrence of a change in control of the Company (as defined in the plan), all outstanding options, stock appreciation rights, and other awards in the nature of rights that may be exercised will become fully vested and all restrictions on all outstanding awards will lapse; provided, however that such acceleration will not occur if, in the opinion of our accountants, such acceleration would preclude the use of pooling of interest accounting treatment for a change in control transaction that would otherwise qualify for such accounting treatment and is contingent upon qualifying for such accounting treatment. In addition, the Committee may at its discretion declare any or all awards to be fully vested, and/or all restrictions on all outstanding awards to lapse. The Committee may discriminate among participants or among awards in exercising such discretion.

Termination and Amendment

   Our Board of Directors or the Committee may, at any time and from time to time, terminate, amend or modify the LTIP without shareholder approval; but they may condition any amendment on the approval of our shareholders if such approval is necessary under tax, securities or other applicable laws, policies or regulations. No termination or amendment of the LTIP may adversely affect any award previously granted under the LTIP without the written consent of the participant. The Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the shareholders or permitted by the anti-dilution provisions of the plan, the exercise price of an outstanding option may not be reduced.

Certain Federal Tax Effects of the Grant, Exercise and Transfer of Options

   Non-qualified Stock Options. There will be no federal income tax consequences to the optionee or to us upon the grant of a non-qualified stock option under the plan. When the optionee exercises a non-qualified option, however, he or she will realize ordinary income in an amount equal to the excess of the fair market value of the Common Stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding deduction, subject to applicable limitations under Code Section 162(m). Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

   Incentive Stock Options. There typically will be no federal income tax consequences to the optionee or to us upon the grant or exercise of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted or one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will realize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount, subject to applicable limitations under Code
Section 162(m). While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee's alternative minimum taxable income.

   Transfers of Options. The Committee may, but is not required to, permit the transfer of non-qualified stock options granted under the plan. Based on current tax and securities regulations, such transfers, if permitted, are likely to be limited to gifts to members of the optionee's immediate family or certain entities controlled by the optionee or such family members. The following paragraphs summarize the likely income, estate, and gift tax consequences to the optionee, us, and any transferees, under present federal tax regulations, upon the transfer and exercise of such options.

   Federal Income Tax. There will be no federal income tax consequences to the optionee, us, or the transferee upon the transfer of a non-qualified stock option. However, the optionee will recognize ordinary income when the transferee exercises the option, in an amount equal to the excess of the fair market value of the option shares upon the exercise of such option over the exercise price, and we will be allowed a corresponding deduction, subject to applicable limitations under Code Section 162(m). The gain, if any, realized upon the transferee's subsequent sale or disposition of the option shares will constitute short-term or long-term capital gain to the transferee, depending on the transferee's holding period. The transferee's basis in the stock will be the fair market value of such stock at the time of exercise of the option.

   Federal Estate and Gift Tax. If an optionee transfers a non-qualified stock option to a transferee during the optionee's life but before the option has become exercisable, the optionee will not be treated as having made a completed gift for federal gift tax purposes until the option becomes exercisable. However, if the optionee transfers a fully exercisable option during the optionee's life, he or she will be treated as having made a completed gift for federal gift tax purposes at the time of the transfer. If the optionee transfers an option to a transferee by reason of death, the option will be included in the decedent's gross estate for federal estate tax purposes. The value of such option for federal estate or gift tax purposes may be determined using a "Black-Scholes" or other appropriate option pricing methodology, in accordance with IRS requirements.

   As of March 9, 2001, awards of restricted stock had been granted or approved for grant under the LTIP to 408 persons, including the following persons and groups. No options have been granted under the plan. Any future awards, other than automatic grants to non-employee directors, will be made at the discretion of the Committee. Therefore, it is not presently possible to determine the benefits or amounts that will be received by such persons or groups pursuant to the LTIP in the future.

                                              1999 Long-Term Incentive Plan
                                           ------------------------------------
                                                             Number of Shares
                                                            of Restricted Stock
                                                              Outstanding at
            Name and Position              Dollar Value (1)    March 9, 2001
            -----------------              ---------------- -------------------
Robert C. Landis
 Senior Vice President and Director of
 Apartment Operations--West...............    $   43,250            4,000
Mark E. Wood
 Senior Vice President and Director of
 Development--West........................    $   43,250            4,000
All Executive Officers as a Group
 (including the above)....................    $  432,500           40,000
All Non-Executive Directors as a Group
 (including the above)....................            --               --
All Non-Executive Employees as a Group....    $1,933,545          178,825

--------
(1) The dollar value of the above shares is based on the closing sale price of our Common Stock on the New York Stock Exchange on December 31, 2000 (which was $10.8125).


BOARD OF DIRECTORS AND COMMITTEES

   During 2000, the Board held ten meetings (including four telephone meetings). Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and of the committee or committees to which he or she was assigned during the period for which he or she was a director and committee member. The Board has established an Executive Committee, a Compensation Committee, a Corporate Governance Committee and an Audit Committee as its standing committees. The Company does not have a nominating committee, but, as noted below, the Corporate Governance Committee performs the functions of a typical nominating committee.

Executive Committee
Members: McCann (Chair), Klingbeil, Freeman, Sagalyn and Sandler

   The members of the Executive Committee are the chairpersons of each of the other Committees of the Board, and Messrs. McCann and Klingbeil, who replaced Mr. Schneider in October, 2000. The Executive Committee:

  . met 5 times in 2000.

  . has, to the extent permitted by law, all powers of the Board of Directors, except those powers specifically denied by the Board.

  . serves as the Board's steering committee and recommends matters for Board action.

Compensation Committee
Members: Freeman (Chair), Dalton, Grove and Sandler.

   The Compensation Committee:

  . met 7 times in 2000.

  . sets the compensation of directors and the Chief Executive Officer and approves the compensation of the Chief Operating Officer and the Chief Financial Officer (the "Executive Officers").

  . sets annual objectives for and evaluates the Chief Executive Officer, with input from the full Board, and approves annual objectives for the Chief Operating Officer and Chief Financial Officer.

  . approves employment agreements and the calculation of incentive/bonus compensation under the employment agreements of the Executive Officers as described in the "Compensation Committee Report on Executive
    Compensation."

  . develops and administers the contributions and awards, if any, under the 401(k) and profit sharing plans and management incentive programs, and other management compensation, if any, including the Stock Option Plan, the Stock Purchase Plan, and the Long-Term Incentive Plan.

  . monitors succession planning.

Corporate Governance Committee
Members: Sandler (Chair), Grove, Klingbeil, Kornblau and Scharar

   The Corporate Governance Committee:

  . met 2 times in 2000.

  . exercises general oversight of Board governance matters.

  . reviews the role, composition and structure of the Board and its committees.

  . reviews and evaluates the Board and its members.

  . serves as the nominating committee for Board members.

  . reviews and updates the Company's Statement on Corporate Governance.

Audit Committee
Members: Sagalyn (Chair), Klingbeil, Larson and Scharar

   The Audit Committee:

  . met 6 times in 2000.

  . reviews the financial reporting practices of the Company and the independent audit function.

  . oversees the Company's system of internal controls.

  . oversees the integrity of the Company's financial records.

  . oversees compliance with the Company's policies, plans and procedures, as well as laws and regulations.

  . reviews the independence and performance of the independent auditor.

  . reviews succession planning within the Company's accounting organization.

Compensation of Directors

   Beginning in 1999, the Board determined that annual independent director retainer fees can, at the option of each independent director, be paid in the form of a grant of options to purchase Common Stock, vesting quarterly and priced at the closing sale price of the Common Stock on the first business day of the calendar year. For 2000, the annual independent director retainer fee was increased to $17,500, with options being granted to independent directors, at $9.9375 per share, the closing sale price on January 3, 2000, other than Messrs. Grove and Larson and Barry M. Kornblau, a director until January 26, 2001, who elected to receive cash. Each option vests in equal amounts of 4,600 options on the first day of each quarter and is valued at $.95 per option using the Black-Scholes fair value pricing model. Each independent director was also paid $1,000 for each regular meeting attended and $300 for each telephone meeting attended. Committee chairpersons received additional compensation of $3,000. Additional meeting fees are paid for committee meetings held outside of the normal Board schedule in the amount of $300 for each telephone meeting, and $500 for each in person meeting, or $500 per day if a meeting lasts beyond one day. The independent directors as a group received cash fees of $115,400 and 110,400 total options, for total compensation of $220,280.

   For 2001, the annual independent director retainer fee will remain at $17,500, with options being granted to independent directors, other than Messrs. Freeman, Larson and Scharar, who elected to receive cash, at $10.813 per share, the closing sale price on January 2, 2001. Each option vests in equal amounts of 3,762 options on the first day of each quarter and is valued at $1.16 per share using the Black-Scholes fair value pricing model. The Board meeting fees and Committee chairperson compensation remained unchanged.

   Each independent director also receives upon reelection an automatic annual grant of 2,000 stock options priced at the closing sale price of the Common Stock on the date of grant.

   Any independent director retiring from the Board after at least twenty years of service receives $5,000 per year for the five years following retirement.

                        OWNERSHIP OF EQUITY SECURITIES

   Beneficial ownership(/1/) of shares of Common Stock as of the Record Date by each director, each named executive and all directors and executive officers as a group of the Company and nominees for election at the Annual Meeting, including (1) shares deemed owned as a consequence of ownership of stock options exercisable within 60 days; (2) shares the Company may issue on redemption of units ("OP Units") in United Dominion Realty, L.P. ("UDRLP"), the Company's operating partnership; and (3) shares issuable on conversion of Series D Preferred Stock, is indicated in the table below. Except as otherwise indicated in the footnotes, each person named in the table and included in the director/officer group has sole voting and investment powers as to such shares, or shares such powers with his or her spouse and minor children, if any. As of the Record Date, there are no shareholders known to the Company who own beneficially 5% or more of the outstanding shares of Common Stock, other than LFSRI, which owns all outstanding shares of the Series D Preferred Stock that is convertible into Common Stock as described in the table on the following page.

--------
(/1/)"Beneficial ownership" has been determined in accordance with regulations of the Securities and Exchange Commission (the "Commission") and is not to be construed as an admission that any of such shares are in fact beneficially owned by any person.

                   BENEFICIAL OWNERSHIP OF EQUITY SECURITIES

                           Amount and Nature of Beneficial    Total Beneficial
                                      Ownership                   Ownership
                          --------------------------------- ----------------------
                                         Shares For Which
                             Shares    Beneficial Ownership
                          Beneficially   Can Be Acquired    Number of   Percent of
Name of Beneficial Owner    Owned (1)   Within 60 Days (2)  Shares (2)   Class (2)
------------------------  ------------ -------------------- ----------  ----------
Directors
---------
R. Toms Dalton, Jr......     106,811            51,162         157,973    0.13%
Robert P. Freeman.......      44,345            37,400          81,745    0.07%
Jon A. Grove (8)........     443,654            24,762         468,416    0.38%
James D. Klingbeil (4)..   1,964,717            41,162       2,005,879    1.62%
Robert C. Larson (6)....           0                 0               0    0.00%
John P. McCann (3) .....     574,717           865,535       1,440,252    1.16%
Lynne B. Sagalyn........      17,000            52,162          69,162    0.06%
Mark J. Sandler.........     138,206            45,162         183,368    0.15%
Robert W. Scharar.......      77,517            41,400         118,917    0.10%
John S. Schneider ......     416,000           340,000         756,000    0.61%
Thomas W. Toomey........     250,000                 0         250,000    0.20%

Management
----------
Curtis W. Carter (7)....     117,298            41,861         159,159    0.13%
Blake W. Clemens (7)....      49,813            28,889          78,702    0.06%
Thomas J. Corcoran (7)..      39,220            28,990          68,210    0.06%
Richard A. Giannotti
 (7)....................      84,334           101,933         186,267    0.15%
Patrick S. Gregory (7)..       8,888            23,781          32,669    0.03%
A. William Hamill ......      25,000            75,000         100,000    0.08%
Walter J. Lamperski (7).      56,299            27,957          84,256    0.07%
Robert C. Landis (5, 7).      56,402            32,555          88,957    0.07%
Katheryn E. Surface (7).      44,001            47,225          91,226    0.07%
Kevin W. Walsh (7)......      28,399            24,167          52,566    0.04%
Mark E. Wood (5, 7).....      32,902            32,641          65,543    0.05%

ALL DIRECTORS (11
 persons)...............   4,032,967         1,498,745       5,531,712    4.46%
ALL DIRECTORS & NAMED
 EXECUTIVES
 (14 persons) (3) ......   4,147,271         1,638,941       5,786,212    4.67%
ALL DIRECTORS AND
 EXECUTIVE OFFICERS (22
 persons) (3,5).........   4,575,523         1,963,744       6,539,267    5.28%
5% Owners--LFSRI........           0        12,307,692      12,307,692    9.93%

--------
(1) Includes shares purchased pursuant to the Officers' Stock Purchase and Loan Program.
(2) Assumes (i) conversion of all outstanding Series D Preferred Stock; (ii) exercise in full of all options exercisable within 60 days; and (iii) redemption in exchange for Common Stock of all OP Units redeemable within 60 days.
(3) Includes in the case of Messrs. McCann, all directors and named executives and all directors and executive officers as a group, 47,500 shares owned by Planned Property Realty Corp., of which Mr. McCann is President and the sole shareholder.
(4) Includes 1,920,372 OP Units owned by Mr. Klingbeil which are exchangeable on a one-for-one basis into 1,920,372 shares of Common Stock.
(5) Does not include 57,359 shares, 89,945 shares and 753,371 shares issuable upon the exercise of options granted to Messrs. Wood and Landis and all directors and executive officers as a group, respectively, which are not exercisable within 60 days.

(6) Does not include shares of Series D Preferred Stock outstanding which are indirectly beneficially owned by LFSRI. Mr. Larson, a managing director of Lazard, has disclaimed beneficial ownership of these shares.
(7) Includes 4,000 shares of restricted stock awarded to each of these executives under the Long-Term Incentive Compensation Plan, including 3,000 shares granted on December 5, 2000 and 1,000 shares granted on December 21, 1999. The restricted shares vest ratably over a three year period.

Section 16(a) Beneficial Ownership Reporting Compliance

(8) Mr. Grove was late in filing a Form 4 with respect to the sale of 6,000 shares of Common Stock in July 2000. The filing has been made.

                   INDEBTEDNESS OF MANAGEMENT TO THE COMPANY

   The directors and executive officers of the Company listed in the table below are indebted to the Company for Common Stock purchased pursuant to the Officer's Stock Purchase and Loan Plan. The table indicates the largest amount of the indebtedness outstanding since the beginning of fiscal year 2000 and the amount outstanding at March 31, 2001. As provided in the Officer's Stock Purchase and Loan Plan, such indebtedness bears interest at 7% per annum. The table does not include indebtedness of executive officers and directors to SunTrust Bank in the amount of $11,046,754 which the Company may be obligated to purchase upon the occurrence of certain events.

                                       Maximum Indebtedness
                                          Since January     Maximum Outstanding
                                             1, 2000         at March 31, 2001
                                       -------------------- -------------------
Thomas W. Toomey(1)...................      $2,879,765          $       --
John P. McCann........................      $1,561,861          $1,511,978
Richard A. Giannotti..................      $  575,516          $  557,600
Curtis W. Carter......................      $  490,483          $  476,643
Katheryn E. Surface...................      $  332,994          $  328,183
A. William Hamill(2)..................      $  271,188          $       --
Robert L. Landis......................      $  186,171          $  184,702
Walter J. Lamperski...................      $  176,774          $  174,857
John S. Schneider.....................      $  156,490          $  155,673
Kevin W. Walsh........................      $  140,355          $  139,782
Blake W. Clemens......................      $   84,213          $   83,262
Thomas J. Corcoran....................      $   73,222          $   72,575
Patrick S. Gregory....................      $   73,222          $   72,575
Mark E.Wood...........................      $       --          $       --
All Directors and Executive Officers
 as a group (14 persons)..............      $7,002,254          $3,757,830

--------
(1) Mr. Toomey's obligation was satisfied by a loan from SunTrust described above.
(2) Mr. Hamill's loan has been satisfied.

                      COMPENSATION OF EXECUTIVE OFFICERS

   The following table presents information relating to total compensation during the fiscal years ended December 31, 2000, 1999 and 1998, of the Chief Executive Officer and the four executive officers serving at the end of fiscal 2000 who were most highly compensated for that year (collectively, the "Named Executives"):

                          SUMMARY COMPENSATION TABLE

                                                                                  Long-Term Compensation
                                                                               -----------------------------
                                                Annual Compensation                   Awards         Payouts
                                      ---------------------------------------- --------------------- -------
                                                                     Other     Restricted Securities
             Name and                                                Annual      Stock    Underlying  LTIP     All Other
        Principal Position            Year   Salary      Bonus    Compensation  (Note 1)   Options   Payouts Compensation
        ------------------            ---- ----------- ---------- ------------ ---------- ---------- ------- -------------
John P. McCann.....................   2000 $374,000    $    --          --(5)        --        --       --   $1,257,318(7)
 Chief Executive Officer              1999  374,000     56,000          --           --   195,000       --        1,000(2)
                                      1998  374,000     56,000(3)       --           --   220,000(3)    --           --

John S. Schneider..................   2000 $322,000    $    --     $52,800(6)        --        --       --   $  912,841(7)
 Executive Vice President, President  1999  275,000     83,000          --           --   150,000       --        1,000(2)
 and Chief Operating Officer          1998  266,000     56,000(3)       --           --   150,000(3)    --           --

A. William Hamill..................   2000 $275,000    $90,000          --(5)        --        --       --   $1,301,308(7)
 Executive Vice President and Chief   1999   57,000(4)  20,000          --           --   225,000       --        1,000(2)
 Financial Officer

Mark E. Wood.......................   2000 $160,000    $88,500          --(5)   $29,625    22,500       --   $    1,000(2)
 Senior Vice President                1999  150,000     75,500          --        9,625    22,500       --        1,000(2)
 and Director of Development-West     1998  138,000     86,775          --           --    33,333       --           --

Robert C. Landis...................   2000 $175,000    $64,200          --(5)   $29,625    22,500       --   $    1,000(2)
 Senior Vice President                1999  167,000     33,100          --        9,625    22,500       --        1,000(2)
 and Director of Operations-West      1998  138,000     26,200          --           --    45,000       --           --

--------
(1) Messrs. Wood and Landis each received a grant of restricted stock under the Company's Restricted Stock Award Plan in 2000 and 1999. The dollar amount shown equals the number of restricted shares granted (3,000 restricted shares to Messrs. Wood and Landis in 2000 and 1,000 restricted shares to Messrs. Wood and Landis in 1999 multiplied by the closing sales prices on the dates of grant which were $9.875 in 2000 and $9.625 in
    1999). Each grant of restricted stock vests ratably over a three year period beginning December 31, 2001 for the 2000 grant and December 31, 2000 for the 1999 grant. Distributions are paid on the restricted common shares at the same rate as on unrestricted common shares. Messrs. Wood and Landis were awarded 3,000 restricted shares on December 5, 2000 and 1,000 restricted shares on December 21, 1999. As of December 31, 2000, Messrs. Wood and Landis each held a total of 4,000 restricted shares valued at $43,250, based upon the closing stock price of $10.8125 on December 31, 2000.
(2) Represents $1,000 of contributions to the Company's Profit Sharing Plan for each of the Named Executives for each of the years ended December 31, 2000 and 1999.
(3) Messrs. McCann and Schneider each received $30,000 of their 1998 bonus in the form of a grant of stock options, with each being valued at $1.00 using the Black-Scholes fair value pricing model.
(4) This reflects Mr. Hamill's salary paid between October 1, 1999 and December 31, 1999. Mr. Hamill's annualized salary for 1999 was $265,000.
(5) Messrs. McCann, Hamill, Wood and Landis were granted options to purchase 20,000, 15,000, 10,000 and 10,000 shares, respectively, of Trillium Data Solutions, Inc. ("Trillium") common stock owned by the Company at the Company's average cost for the shares of $0.372 per share. The fair value of the option to purchase Trillium common stock is not readily determinable. These options vest over a four year period, one-third at the end of the first year and ratably over the next three years. See further discussion under "Compensation Related to Special Projects."

(6) In 2000, Mr. Schneider was awarded 249,558 shares of common stock by Trillium, of which Mr. Schneider conveyed 89,558 of the shares granted to him by Trillium to the Company, leaving Mr. Schneider with 160,000 shares which were valued at $0.33 per share. See further discussion under "Compensation Related to Special Projects."
(7) Represents amounts payable in 2001 to Messrs. McCann, Schneider and Hamill of $1,256,318, $911,841 and $1,300,308, respectively, under the terms of agreements approved by the Board of Directors on March 20, 2001. See further discussion under "Agreements with Executive Officers." These amounts each include a $1,000 contribution to the Company's Profit Sharing Plans for Messrs. McCann, Schneider and Hamill in 2000 and $111,866, $81,000 and $54,000 to Messrs. McCann, Schneider and Hamill, respectively, for the estimated fair value of their options as of the date of the agreements using a Black-Scholes option pricing model.

       AGGREGATE OPTION EXERCISES IN 2000 AND 2000 YEAR END OPTION VALUE

                                                          Number of
                                                    Securities Underlying     Value of Unexercised
                                                     Unexercised Options     In-the-Money Options At
                           Shares                  At Fiscal Year End (1)      Fiscal Year End (2)
                          Acquired      Value     ------------------------- -------------------------
          Name           on Exercise Realized (2) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ------------ ----------- ------------- ----------- -------------
John P. McCann..........   10,884      $25,169      617,884      247,651      $87,066     $130,625
John S. Schneider.......       --           --      140,796      199,204      $47,500     $ 95,000
A. William Hamill.......       --           --       75,000      150,000      $19,792     $ 39,583
Mark E. Wood............       --           --       23,446       66,554      $    --     $ 47,813
Robert C. Landis........       --           --       25,525       96,975      $    --     $ 47,813

--------
(1) Includes unvested options of 73,333, 80,000, 149,999, 48,611 and 52,500 for Messrs. McCann, Schneider, Hamill, Wood and Landis, respectively, at December 31, 2001.
(2) These values are calculated based on the difference between the exercise price(s) and the fair market value of the Common Stock, as determined by reference to the closing sale prices as of the exercise date(s) or December 31, 2000, as appropriate.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board is responsible for developing and administering compensation programs for (i) senior management, including base salaries, annual incentives and long-term incentive plans; and (ii) long-term incentive compensation plans for all associates. This Committee also sets annual objectives for the Chief Executive Officer and approves annual objectives for the Chief Operating Officer and the Chief Financial Officer based upon recommendations of the Chief Executive Officer. The Chief Executive Officer sets the annual objectives for Mr. Wood, and the Chief Operating Officer sets annual objectives for Mr. Landis. The Company competes for management talent with both public and private real estate investment companies and constantly reviews compensation structures and practices in an effort to remain highly competitive.

 Compensation Design and Philosophy

   The Company's compensation plan for officers and other key associates is designed to:

  . provide appropriate incentives for the executives while aligning their interests with those of the Company's shareholders.

  . be competitive.

  . attract and retain management talent.

  . focus executives on current and long-term business objectives and critical issues.

   With respect to executive officer compensation, the Compensation Committee has adopted the following specific philosophies:

  . base salaries should be slightly below industry averages.

  . annual incentive compensation, which is tied to meeting Company and individual objectives, should be designed to bring total compensation to approximately equal to industry average when objectives are met.

  . long-term incentive compensation, which aligns the interests of executive officers with those of long-term shareholders, can be above industry averages when the long-term performance of the Common Stock is above average.

   The Company's executive compensation consists of base salary, annual incentives and long-term incentives. Each of the elements and the process are described below.

 Base Salary

   The Chief Executive Officer makes recommendations to and consults with the Compensation Committee as to the amount of proposed base salaries for the Chief Operating Officer and the Chief Financial Officer. After such consultation, the Compensation Committee sets the base salaries for the year for these Executive Officers and approves salary ranges for other executive officers. Factors considered by the Compensation Committee in setting base salaries include salaries paid for similar positions within the real estate and REIT industry (with emphasis on the multi-family sector) as published in industry statistical surveys, any planned change of responsibility for the forthcoming year, and proposed base salary relative to that of the other executive officers, the executive's current year and past performance and Company performance, including total shareholder return both absolute and versus other apartment REITs, with no one factor being given more weight than any of the other factors.

 Annual Incentives

   After the full Board establishes annual Company objectives, the Compensation Committee establishes performance measures and targets for the Chief Executive Officer and for the Chief Operating Officer and Chief Financial Officer after consulting with the Chief Executive Officer. The Chief Executive Officer establishes performance measures and targets for the other key executives and weighting among Company, departmental and personal performance objectives depending upon the particular executive's responsibilities. The targets are used to focus the executive's attention on key business issues and objectives. Total potential annual incentive compensation is generally a percentage of base salary that is determined each year. For 2000, (i) Mr. McCann had the opportunity to earn up to 60% of his base salary, at the discretion of the Compensation Committee, if his objectives were met; (ii) Messrs. Schneider and Hamill each had the opportunity to earn up to 50% of their base salary, at the discretion of the Compensation Committee, if their objectives were met; (iii) and Mr. Landis had the opportunity to earn up to 50% of his base salary at the discretion of the Chief Operating Officer based upon the performance of the region for which he is responsible. Annual incentives for Mr. Wood were based upon quantitative measures associated with property development and were not measured as a percentage of base salary.

   The primary corporate objectives considered in annual incentive compensation for the Named Executives are (i) growth in funds from operations per share ("FFO") versus the prior year; (ii) Company total return to common shareholders versus other apartment REITs as shown on the performance graph in this proxy statement; and (iii) key Company objectives. For 2000, no Named Executive received annual incentive compensation under (i) and (ii). Each Named Executive also has departmental and personal objectives. The specific objectives for 2000 were (i) successful development and adoption of a new strategic plan, closing the initial development joint venture, implementing a disposition plan for suburban development sites, developing a program for new investments consistent with the strategic plan, and creating a succession plan for Mr. McCann; (ii) successful development and adoption of a strategic plan, completing the development of Trillium Data Solutions, Inc., described under "Compensation Related to Special Projects" below, developing an e-commerce plan, development of a yield maintenance system, and preparing for additional services to be offered through a taxable REIT subsidiary for Mr. Schneider; (iii) successful development and adoption of a new strategic plan, developing a comprehensive investor relations program and hiring a new investor relations manager, closing the initial development joint venture and work on financing of development communities, closing the revolving credit facility, improvement of accounting information systems, and developing standard internal accounting benchmarks for Mr. Hamill; (iii) Western Region property performance versus last year and budget for Mr. Landis; and (iv) development starts and completions, including budgets, schedules and quality control for Mr. Wood. The Summary Compensation Table shows the annual incentive compensation for each Named Executive in 2000.

 Long-Term Incentives

   During 2000, the components of long-term executive incentive compensation were the 1985 Stock Option Plan, the use of restricted stock, and the Shareholder Value Plan. Stock options are generally granted every year, and vest over three years, and are intended to bind officers and other key associates to the Company, and to align long-term incentives for the officers with stock performance and the shareholders. Restricted stock is also used as long-term incentive compensation for officers other than the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer. Restricted stock was granted to certain officers in December, 2000 as compensation for 2001, and will vest over a three year period. The grantee is entitled to dividends prior to vesting and forfeits any unvested stock in the event of termination of employment. Compensation in the Shareholder Value Plan is tied to the total return to shareholders over a three year period exceeding the National Association of Real Estate Investment Trust's Equity Apartment REIT Index (the "NAREIT Equity Apartment Index"). Because there is a new three year performance period each year, the Shareholder Value Plan also binds the officers to the Company and aligns this component of long-term incentive compensation to total shareholder return. During 2000, the total return to shareholders was less than the NAREIT Equity Apartment Index, so units in the Shareholder Value Plan result in no compensation for 2000. The Company did not grant any awards under the Shareholder Value Plan in 2000 and does not anticipate granting any additional awards under the Shareholder Value Plan after 2000. The Company also uses the Officer's Stock Purchase and Loan Plan for new officers but made no new loans to existing officers in 2000. Existing indebtedness of executive officers is shown in the table under "Indebtedness of Management to the Company."

   The Company does not currently grant stock appreciation rights.

 Compensation Related to Special Projects.

   In 2000, the Company participated with two other real estate investment trusts in the development of a web-based apartment leasing and management system through Trillium Data Solutions, Inc., a Delaware corporation ("Trillium"). It is expected that Trillium will be used by the Company to better manage its assets. Mr. Schneider worked on establishing the relationship with the other sponsors of Trillium and served as a member of its Board of Directors at the request of the Company until his retirement from the Company in March, 2001. The Company owns approximately 5.6 million shares or approximately 14% of Trillium. In addition to participation from the industry, other investors in Trillium include venture capital funds. In 2000, Trillium determined to award equity, in the form of restricted stock and options, in the amount of 2,559,798, to its founders, including Mr. Schneider, who was awarded 249,558 shares. The Company also adopted a policy in 2000 requiring that any compensation paid to a Company associate for service on an outside board as part of that associate's duties for the Company, shall be paid to the Company upon receipt, and thereafter paid to the associate at the discretion of the Company's Compensation Committee. Although this policy was not in place at the time Trillium made its grant to him, Mr. Schneider delivered to the Company the 89,558 shares which had been granted him by Trillium. As part of the Company's review of the Trillium program, the Company determined that, as a means to create incentives for key officers to remain with the Company and to aid in recruiting talented individuals to the Company, the Committee would consider allowing key associates to participate in the Company's technology investments and in the development of the best possible technology for the Company. This also provides the individuals with an incentive to make the Company's investment successful. Seven of the Company's associates, including Mr. Schneider, who were founders and who participated directly in the development of the Trillium system received equity grants from Trillium of 374,558 shares and 5,000 options, of which 112,058 shares were conveyed to the Company. Mr. Schneider conveyed 89,558 shares and three of the Company's founders conveyed an aggregate 22,500 shares. The Company also granted options to purchase 215,500 shares of Trillium owned by the Company to senior officers who did not participate directly in the development of the system at the Company's average cost for the shares of $.372. The options vest over a four-year period, one-third at the end of the first year and ratably over the next three years. Now that this program is in place, equity interests in Company ventures received by Company associates are considered by the Compensation Committee when total compensation levels are determined.

                            COMPENSATION COMMITTEE

                          Robert P. Freeman, Chairman

             R. Toms Dalton, Jr.   Jon A. Grove   Mark J. Sandler

                            OPTIONS GRANTS IN 2000

                                                                             Potential Realizable Value
                                                                             at Assumed Annual Rates of
                                                                            Share Price Appreciation for
                             Individual Grants                                      Option Term
--------------------------------------------------------------------------- ----------------------------
                                              Individual Grants
                         Number of Securities Percent of Total
                          Underlying Options   Options Granted  Exercise or
                             Granted (#)       to Employees in  Base Price  Expiration
          Name             (Notes 1 and 2)       Fiscal Year     ($/Share)     Date     5% ($)  10% ($)
          ----           -------------------- ----------------- ----------- ---------- -------- --------
John P. McCann..........            --                --              --          --         --       --
John S. Schneider.......            --                --              --          --         --       --
A. William Hamill.......            --                --              --          --         --       --
Mark E. Wood............        22,500              3.44%         $9.875     12/5/10   $139,733 $354,110
Robert C. Landis........        22,500              3.44%         $9.875     12/5/10   $139,733 $354,110

--------
(1) A total of 653,300 stock options were granted to employees during 2000.
(2) These options vest ratably over a three year period beginning in 2001.

AGREEMENTS WITH EXECUTIVE OFFICERS

   In March of 2001, the Company entered into agreements with Messrs. McCann, Schneider and Hamill. They each received two years of annual base salary and incentive/bonus as provided by their employment agreements. Mr. McCann also received his salary through the end of 2001 and Mr. Hamill received monthly incentive compensation of $12,500 for 2001 until the effective date of his resignation and compensation for his unvested options. The agreements also contain confidentiality and non-solicitation provisions for one year in the case of Messrs. Schneider and Hamill and until December 31, 2003 in the case of Mr. McCann. Mr. McCann's agreement contains a non-compete until December 31, 2003.

   The Company entered into employment agreements with Mr. Landis in December of 1998 and Mr. Wood in March of 2000. The employment agreements (i) expire annually on December 31 but renew automatically for successive one year periods unless sooner terminated; (ii) are on substantially similar terms except for base compensation terms; (iii) provide annual base salaries for the executives, subject to increase at the discretion of the Chief Executive Officer, which base salaries are disclosed in the Summary Compensation Table; and (iv) provide for annual incentive/bonus compensation. Other than in the event of a change of control which is described below, the agreements provide that the executive is entitled to severance pay equal to (x) one year of annual base salary; (y) incentive/bonus compensation earned by the executive for that year; and (z) an amount equal to the sum of annual incentive compensation earned by the executive over the past two calendar years divided by two.

   The employment agreements also provide for certain benefits in the event of a change of control of the Company followed by termination of employment without cause following the change of control for a period of two years. The benefits are also paid in the event of termination by the employee for certain reasons, including the assignment to the executive of duties inconsistent with those that are currently assigned, greater than a 10% decrease in pay, change in principal work location or decrease in benefits. In the event of a change of control, the agreements provide that the executives are to receive up to two years of annual base compensation, incentive compensation and benefits. All incentive compensation is based upon the average annual incentive compensation earned by the executive for the two calendar years prior to the effective date of termination. The agreements also provide for all long-term benefits to become fully vested and payable upon the change of control.

                            AUDIT COMMITTEE REPORT

   The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company's financial accounting and reporting process, its system of internal controls and the independence and performance of its independent auditors. We also recommend to the Board of Directors the selection of the Company's independent auditors.

   The Committee operates pursuant to a written charter adopted by the Board of Directors and attached to this Proxy Statement as Exhibit A. The Committee is composed of four non-employee directors. All members of the Committee, other than Mr. Klingbeil, are independent as defined by New York Stock Exchange listing standards. Mr. Klingbeil is not deemed to be independent as a result of his serving as Chairman and Chief Executive Officer of American Apartment Communities, II, prior to its acquisition by the Company in 1998. After considering Mr. Klingbeil's knowledge of operating and financial practices in the apartment industry, the Board of Directors determined that it is in the best interests of the Company and its shareholders for Mr. Klingbeil to serve on the Audit Committee.

   United Dominion's management has primary responsibility for the Company's financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. United Dominion's independent auditors, Ernst & Young LLP, are responsible for auditing those statements and expressing an opinion on the conformity of the audited statements to generally accepted accounting principles. Our responsibility is to monitor and review these processes.

   In this context, we held meetings with management and the independent auditors to discuss the overall scope and plans for the audit. We also met with the independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company's internal controls. In addition, we have reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2000 and held discussions with management and Ernst & Young on the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Furthermore, we discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

   Ernst & Young also provided us with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with them their independence from the Company. We considered whether their provision of professional services to United Dominion beyond those rendered in connection with their audit and review of the consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to Ernst & Young for audit and non-audit services.

   In reliance on the reviews and the meetings, discussions and reports noted above, we recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                            Lynne B. Sagalyn, Chair

           James D. Klingbeil   Robert C. Larson   Robert W. Scharar

                               PERFORMANCE GRAPH

   The following graph provides a comparison from December 1995 through December 2000 of the cumulative total shareholder return (assuming reinvestment of any dividends) among the Company, the Standard & Poor's (S&P 500) Index, the NAREIT Equity REIT Total Return Index (NAREIT Equity), the NAREIT Equity Apartment Index (NAREIT Equity Apartment), and the Morgan Stanley REIT Index (Morgan Stanley REIT Index).

                              [PERFORMANCE GRAPH]


                                 1995    1996    1997    1998    1999    2000
                                 ----    ----    ----    ----    ----    ----
United Dominion Realty Trust     100    108.68  106.22   83.69   88.85  112.26
NAREIT Equity REIT Index         100    135.27  162.67  134.20  128.00  161.75
S&P 500                          100    122.96  163.99  210.86  255.20  231.96
NAREIT Equity Apartment          100    112.10  138.10  153.60  145.07  156.06
Morgan Stanley REIT Index        100    135.89  161.14  133.90  127.81  162.07

   The NAREIT Equity Apartment Index and NAREIT Equity Index are published by The National Association of Real Estate Investment Trusts ("NAREIT"). Index data reflect monthly reinvestment of dividends and are based upon the monthly closing prices of shares of all tax-qualified equity apartment REITs and equity REITs, including the Company, listed on the New York Stock Exchange, the American Stock Exchange and traded in the NASDAQ National Market System. At December 31, 2000, the NAREIT Equity Index included 158 equity REITs with a total market capitalization of $132.9 billion, and the NAREIT Equity Apartment Index included 19 equity apartment REITs with a total market capitalization of $27.2 billion.

   The Morgan Stanley REIT Index is a total-return index comprised of the most actively traded REITs and is designed to be a measure of real estate equity performance. As of March 28, 2001, the Morgan Stanley REIT Index included 113 REITs with a combined market capitalization of $123.6 billion.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the current fiscal year. Fees for the last fiscal year were $250,000 for the annual audit and $1.2 million for all other expenses, including audit related expenses of $246,000. Audit related services generally include fees for subsidiary and benefit plan audits, SEC registration statements and accounting consultations. Other fees generally include fees for tax related services and consultation regarding the Company's strategic plan. No fees were received for Financial Information Systems Design and Implementation during the last fiscal year.

   Representatives of Ernst & Young, LLP will be present at the Annual Meeting and will be given the opportunity to make any statement they desire and will be available to respond to questions.

MATTERS TO BE PRESENTED AT THE 2002 ANNUAL MEETING OF SHAREHOLDERS

   Any qualified shareholder wishing to make a proposal to be acted upon at the Annual Meeting of Shareholders in 2002 must submit such proposal, to be considered by the Company for inclusion in the proxy statement, to the Company at its principal office in Richmond, Virginia, no later than December 15, 2001.

OTHER MATTERS

   Management knows of no matters likely to be brought before the Annual Meeting. However, if any matters not now known come before the Annual Meeting, the persons named in the enclosed proxy are expected to vote the shares represented by such proxy on such matters in accordance with their best judgment.

   THE COMPANY DEPENDS UPON ALL SHAREHOLDERS PROMPTLY SIGNING AND RETURNING THE ENCLOSED PROXY TO AVOID COSTLY SOLICITATION. YOU CAN SAVE THE COMPANY CONSIDERABLE EXPENSE BY SIGNING AND RETURNING YOUR PROXY AT ONCE. YOU MAY ALSO VOTE ELECTRONICALLY BY THE INTERNET OR BY TELEPHONE AS SHOWN ON THE PROXY CARD.

                       United Dominion Realty Trust, Inc.
                         1999 LONG-TERM INCENTIVE PLAN

                                   ARTICLE 1
                                    PURPOSE

     1.1 GENERAL. The purpose of the United Dominion Realty Trust, Inc. 1999 Long-Term Incentive Plan (the "Plan") is to promote the success, and enhance the value, of United Dominion Realty Trust, Inc. (the "Company"), by linking the personal interests of its employees, officers and directors to those of Company shareholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers and directors upon whose judgment, interest, and special effort the successful conduct of the Company's operation is largely dependent.
Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers and directors. In addition, the Plan provides for automatic annual grants of options to Non-Employee Directors of the Company as provided in Article 13.

                                   ARTICLE 2
                                 EFFECTIVE DATE

     2.1 EFFECTIVE DATE. For tax reasons, the Plan was approved by the Board of Directors in interim stages. First, the Board approved the Plan on March 9, 1999 as it relates to Awards of Restricted Stock and Performance Units only (the "First Effective Date"), and the Plan became effective as of the First Effective Date for the limited purpose of (i) making Awards of Restricted Stock on or prior to May 31, 1999 to non-officer employees of the Company and (ii) making cash Performance Unit Awards under Article 9 of the Plan with respect to a performance period beginning on January 1, 1999. On January 25, 2000, the Board approved the Plan for the purpose of (i) making Awards of Restricted Stock on or prior to May 31, 2000 to non-officer employees of the Company, (ii) making Awards of Restricted Stock on or prior to May 31, 2000 to certain officers of the Company from shares purchased by the Company on the open market, and (iii) making cash Performance Unit Awards under Article 9 of the Plan with respect to a performance period beginning on January 1, 2000 (the "Second Effective Date"). On March 20, 2001, the Board approved the Plan as it relates to all types of Awards under the Plan (the "Third Effective Date") and the Plan became fully effective as of the Third Effective Date. The Plan shall be submitted to the shareholders of the Company for approval within 12 months of the Third Effective Date. No Incentive Stock Options granted under the Plan may be exercised prior to approval of the Plan by the shareholders and if the shareholders fail to approve the Plan within 12 months of the Third Effective Date, any Incentive Stock Options previously granted hereunder shall be automatically converted to Non-Qualified Stock Options without any further act. In the discretion of the Committee, Awards may be made to Covered Employees which are intended to constitute qualified performance-based compensation under Code Section 162(m). Any such Awards shall be contingent upon the shareholders having approved the

Plan. If the shareholders approve the Plan, no further options will be granted under the United Dominion Realty Trust, Inc. 1985 Stock Option Plan, as amended, or any other prior option plan of the Company after the date of such shareholder approval.

                                   ARTICLE 3
                                  DEFINITIONS

     3.1 DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

          (a) "Award" means any Option, Stock Appreciation Right, Restricted Stock Award, Performance Unit Award, Dividend Equivalent Award, or Other Stock-Based Award, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

          (b) "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

          (c) "Board" means the Board of Directors of the Company.

          (d) "Change of Control" means and includes each of the following:

               (1) the merger or consolidation of the Company with any other real estate investment trust, corporation or other business entity in which the Company is not the survivor (without respect to the legal structure of the transaction);

               (2) the transfer or sale of all or substantially all of the assets of the Company other than to an affiliate or Subsidiary of the Company;

               (3) the liquidation of the Company; or

               (4) the acquisition by any person, or by a group of persons acting in concert, of more than fifty percent (50%) of the outstanding voting securities of the Company, which results in the resignation or addition of fifty percent (50%) or more members of the Board or the resignation or addition of fifty percent (50%) or more independent members of the Board.

          (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (f) "Committee" means the committee of the Board described in Article
     4.

          (g) "Company" means United Dominion Realty Trust, Inc., a Virginia corporation.

          (h) "Covered Employee" means a covered employee as defined in Code
     Section 162(m)(3).

          (i) "Disability" shall mean any illness or other physical or mental condition of a Participant that renders the Participant incapable of performing his customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the Committee, is permanent and continuous in nature. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant's condition. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code.

          (j) "Dividend Equivalent" means a right granted to a Participant under
     Article 11.

          (k) "Effective Date" means the First, Second or Third Effective Date, as the context requires, as such terms are defined in Section 2.1.

          (l) "Fair Market Value", on any date, means the closing sales price on the New York Stock Exchange on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported.

          (m) "Incentive Stock Option" means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

          (n) "Non-Employee Director" means a member of the Board who is not an employee of the Company or any Parent or Subsidiary.

          (o) "Non-Qualified Stock Option" means an Option that is not an Incentive Stock Option.

          (p) "Option" means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

          (q) "Other Stock-Based Award" means a right, granted to a Participant under Article 12, that relates to or is valued by reference to Stock or other Awards relating to Stock.

          (r) "Parent" means a corporation which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. For Incentive Stock Options, the term shall have the same meaning as set forth in Code Section 424(e).

          (s) "Participant" means a person who, as an employee, officer or director of the Company or any Parent or Subsidiary, has been granted an Award under the Plan.

          (t) "Performance Unit" means a right granted to a Participant under
     Article 9, to receive cash, Stock, or other Awards, the payment of which is contingent upon achieving certain performance goals established by the Committee.

          (u) "Plan" means the United Dominion Realty Trust, Inc. 1999 Long-Term Incentive Plan, as amended from time to time.

          (v) "Restricted Stock Award" means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

          (w) "Retirement" means a Participant's termination of employment with the Company, Parent or Subsidiary after attaining any normal or early retirement age specified in any pension, profit sharing or other retirement program sponsored by such company, or, in the event of the inapplicability thereof with respect to the person in question, as determined by the Committee in its reasonable judgment.

          (x) "Stock" means the $1.00 par value Common Stock of the Company, and such other securities of the Company as may be substituted for Stock pursuant to Article 14.

          (y) "Stock Appreciation Right" or "SAR" means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a share of Stock as of the date of exercise of the SAR over the grant price of the SAR, all as determined pursuant to Article 8.

          (z) "Subsidiary" means any corporation, limited liability company, partnership or other entity that is directly, or indirectly through one or more intermediaries, controlled by or under common control with the Company. Notwithstanding the foregoing, for purposes of Incentive Stock Options granted under the Plan, the term "Subsidiary" shall have the meaning set forth in Code Section 424(f).

          (aa) "1933 Act" means the Securities Act of 1933, as amended from time to time.

          (bb) "1934 Act" means the Securities Exchange Act of 1934, as amended from time to time.

                                   ARTICLE 4
                                 ADMINISTRATION

     4.1 COMMITTEE. The Plan shall be administered by the Compensation Committee of the Board or, at the discretion of the Board from time to time, by the Board. The Committee shall consist of two or more members of the Board. It is intended that the directors appointed to serve on the Committee shall be "non-employee directors" (within the meaning of Rule 16b-3 promulgated under the 1934 Act) and "outside directors" (within the meaning of Code Section 162(m) and the regulations thereunder) to the extent that Rule 16b-3 and, if necessary for relief from the limitation under Code Section 162(m) and such relief is sought by the Company, Code Section 162(m), respectively, are applicable. However, the mere fact that a Committee member shall fail to qualify under either of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. During any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board.

     4.2 ACTION BY THE COMMITTEE. For purposes of administering the Plan, the following rules of procedure shall govern the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved unanimously in writing by the members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Parent or Subsidiary, the Company's independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

     4.3 AUTHORITY OF COMMITTEE. The Committee has the exclusive power, authority and discretion to do the following; except as such discretion shall be delegated as provided below in this Section 4.3 or shall be limited by the automatic provisions of Article 13 with respect to annual grants of Options to Non-Employee Directors:

          (a)  Designate Participants;

          (b) Determine the type or types of Awards to be granted to each Participant;

          (c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

          (d) Determine the terms and conditions of any Award granted under the Plan, including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

          (e) Accelerate the vesting, exercisability or lapse of restrictions of any outstanding Award, based in each case on such considerations as the Committee in its sole discretion determines;

          (f) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

          (g) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

          (h) Decide all other matters that must be determined in connection with an Award;

          (i) Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

          (j) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan; and

          (k) Amend the Plan or any Award Agreement as provided herein.

     Notwithstanding the above, the Board or the Committee may expressly delegate to a special committee consisting of one or more directors who are also officers of the Company some or all of the Committee's authority under subsections (a) through (g) above with respect to those eligible Participants who, at the time of grant are not, and are not anticipated to be become, either

(i) Covered Employees or (ii) persons subject to the insider trading rules of
Section 16 of the 1934 Act.

     4.4. DECISIONS BINDING. The Committee's interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

                                   ARTICLE 5
                           SHARES SUBJECT TO THE PLAN

     5.1. NUMBER OF SHARES. Subject to adjustment as provided in Section 15.1, the aggregate number of shares of Stock reserved and available for Awards or which may be used to provide a basis of measurement for or to determine the value of an Award (such as with a Stock Appreciation Right or Performance Unit Award) shall be 4,000,000, of which not more than 15% may be granted as Awards of Restricted Stock or unrestricted Stock Awards. The maximum number of shares of Stock that may be issued subject to Incentive Stock Options shall be 4,000,000 shares.

     5.2. LAPSED AWARDS. To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any shares of Stock subject to the Award will again be available for the grant of an Award under the Plan and shares subject to SARs or other Awards settled in cash will be available for the grant of an Award under the Plan.

     5.3. STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

     5.4. LIMITATION ON AWARDS. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 15.1), the maximum number of shares of Stock with respect to one or more Options and/or SARs that may be granted during any one calendar year under the Plan to any one Participant shall be 500,000. The maximum fair market value (measured as of the date of grant) of any Awards other than Options and SARs that may be received by a Participant (less any consideration paid by the Participant for such Award) during any one calendar year under the Plan shall be $1,000,000.

                                   ARTICLE 6
                                  ELIGIBILITY

     6.1. GENERAL. Awards may be granted only to individuals who are employees, officers or directors of the Company or a Parent or Subsidiary.

                                    ARTICLE 7
                                  STOCK OPTIONS

     7.1. GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

          (a) EXERCISE PRICE. The exercise price per share of Stock under an Option shall be determined by the Committee.

          (b) TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(e). The Committee also shall determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested. The Committee may waive any exercise or vesting provisions at any time in whole or in part based upon factors as the Committee may determine in its sole discretion so that the Option becomes exerciseable or vested at an earlier date. The Committee may permit an arrangement whereby receipt of Stock upon exercise of an Option is delayed until a specified future date.

          (c) PAYMENT. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Stock, or other property (including "cashless exercise" arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants; provided that if shares of Stock are used to pay the exercise price of an Option, such shares must have been held by the Participant for at least six months.
     When shares of Stock are delivered, such delivery may be by attestation of ownership or actual delivery.

          Without limiting the foregoing, if the Award Agreement so provides, and if the Participant is employed by the Company on the date the Option is exercised, payment of all or part of the Option price may be made in installments. In that event, the Company shall lend the Participant an amount equal to not more than ninety percent (90%) of the Option price of the shares acquired by the exercise of the Option. This amount shall be evidenced by the Participant's promissory note and shall be payable in not more than five equal annual installments, unless the amount of the loan exceeds the maximum loan value for the shares purchased, which value shall be established from time to time by regulations of the Board of Governors of the Federal Reserve System (the "Fed"). In that event, the note shall be payable in equal quarterly installments over a period of time not to exceed five years. The Committee, however, may vary such terms and make such other provisions concerning the unpaid balance of such purchase price in the case of hardship, subsequent termination of employment, absence on military or government service, or subsequent death of the Participant as in its discretion are necessary or advisable in order to protect the Company, promote the purposes of the Plan and comply with regulations of the Fed relating to securities credit transactions. The Participant shall pay interest on the unpaid balance at the minimum rate necessary to avoid imputed interest or original issue discount under the Code. All shares acquired with cash borrowed from the Company shall be pledged to the Company as security for the repayment thereof. In the discretion of the Committee, shares may be released from such pledge proportionately as payments on the note (together with interest) are made, provided the release of such shares complies with the regulations of the Fed relating to securities credit transactions then applicable. While shares are so pledged, and so long as there has been no default in the installment payments, such shares shall remain registered in the name of the Participant, and he shall have the right to vote such shares and to receive all dividends thereon.

          (d) EVIDENCE OF GRANT. All Options shall be evidenced by a written Award Agreement between the Company and the Participant. The Award Agreement shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

          (e) EXERCISE TERM. In no event may any Option be exercisable for more than ten years from the date of its grant.

          (f) NO RE-LOAD OPTIONS. The Committee shall not provide in an Award Agreement, or in an amendment thereto, for the automatic grant of a new Option to any Participant who delivers shares of Stock as full or partial payment of the exercise price of the original Option.

     7.2. INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

          (a) EXERCISE PRICE. The exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option shall not be less than the Fair Market Value as of the date of the grant.

          (b) EXERCISE. In no event may any Incentive Stock Option be exercisable for more than ten years from the date of its grant.

          (c) LAPSE OF OPTION. An Incentive Stock Option shall lapse under the earliest of the following circumstances; provided, however, that the Committee may, prior to the lapse of the Incentive Stock Option under the circumstances described in paragraphs (3), (4) and (5) below, provide in writing that the Option will extend until a later date, but if an Option is exercised after the dates specified in paragraphs (3), (4) and (5) below, it will automatically become a Non-Qualified Stock Option:

               (1) The Incentive Stock Option shall lapse as of the option expiration date set forth in the Award Agreement.

               (2) The Incentive Stock Option shall lapse ten years after it is granted, unless an earlier time is set in the Award Agreement.

               (3) If the Participant terminates employment for any reason other than as provided in paragraph (4) or (5) below, the Incentive Stock Option shall lapse, unless it is previously exercised, three months after the Participant's termination of employment; provided, however, that if the Participant's employment is terminated by the Company for cause or by the Participant without the consent of the Company (in either case, as determined by the Company and communicated in writing to the Participant), the Incentive Stock Option shall (to the extent not previously exercised) lapse immediately.

               (4) If the Participant terminates employment by reason of his Disability, the Incentive Stock Option shall lapse, unless it is previously exercised, one year after the Participant's termination of employment.

               (5) If the Participant dies while employed, or during the three-month period described in paragraph (3) or during the one-year period described in paragraph (4) and before the Option otherwise lapses, the Option shall lapse one year after the Participant's death. Upon the Participant's death, any exercisable Incentive Stock Options may be exercised by the Participant's beneficiary, determined in accordance with Section 14.5.

          Unless the exercisability of the Incentive Stock Option is accelerated as provided in Article 13, if a Participant exercises an Option after termination of employment, the Option may be exercised only with respect to the shares that were otherwise vested on the Participant's termination of employment.

          (d) INDIVIDUAL DOLLAR LIMITATION. The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00.

          (e) TEN PERCENT OWNERS. No Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary unless the exercise price per share of such Option is at least 110% of the Fair Market Value per share of Stock at the date of grant and the Option expires no later than five years after the date of grant.

          (f) EXPIRATION OF INCENTIVE STOCK OPTIONS. No Award of an Incentive Stock Option may be made pursuant to the Plan after the day immediately prior to the tenth anniversary of the Third Effective Date.

          (g) RIGHT TO EXERCISE. During a Participant's lifetime, an Incentive Stock Option may be exercised only by the Participant or, in the case of the Participant's Disability, by the Participant's guardian or legal representative.

          (h) DIRECTORS. The Committee may not grant an Incentive Stock Option to a non-employee director. The Committee may grant an Incentive Stock Option to a director who is also an employee of the Company or Parent or Subsidiary but only in that individual's position as an employee and not as a director.

                                   ARTICLE 8
                           STOCK APPRECIATION RIGHTS

     8.1. GRANT OF SARs. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

          (a) RIGHT TO PAYMENT. Upon the exercise of a Stock Appreciation Right, the Participant to whom it is granted has the right to receive the excess, if any, of:

              (1) The Fair Market Value of one share of Stock on the date of exercise; over

              (2) The grant price of the Stock Appreciation Right as determined by the Committee, which shall not be less than the Fair Market Value of one share of Stock on the date of grant.

          (b) OTHER TERMS. All awards of Stock Appreciation Rights shall be evidenced by an Award Agreement. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Agreement.

                                   ARTICLE 9
                               PERFORMANCE UNITS

     9.1. GRANT OF PERFORMANCE UNITS. The Committee is authorized to grant Performance Units to Participants on such terms and conditions as may be selected by the Committee. The Committee shall have the complete discretion to determine the number of Performance Units granted to each Participant, subject to Section 5.4. All Awards of Performance Units shall be evidenced by an Award Agreement.

     9.2. RIGHT TO PAYMENT. A grant of Performance Units gives the Participant rights, valued as determined by the Committee, and payable to, or exercisable by, the Participant to whom the Performance Units are granted, in whole or in part, as the Committee shall establish at grant or thereafter. The Committee shall set performance goals and other terms or conditions to payment of the Performance Units in its discretion which, depending on the extent to which they are met, will determine the number and value of Performance Units that will be paid to the Participant. If the terms of a Performance Unit so provide, the Participant may elect to defer payment of the Performance Unit under an applicable deferred compensation plan maintained by the Company.

     9.3. OTHER TERMS. Performance Units may be payable in cash, Stock, or other property, and have such other terms and conditions as determined by the Committee and reflected in the Award Agreement.

                                   ARTICLE 10
                            RESTRICTED STOCK AWARDS

     10.1. GRANT OF RESTRICTED STOCK. The Committee is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. All Awards of Restricted Stock shall be evidenced by a Restricted Stock Award Agreement.

     10.2. ISSUANCE AND RESTRICTIONS. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

     10.3. FORFEITURE. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide in any Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

     10.4. CERTIFICATES FOR RESTRICTED STOCK. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

                                   ARTICLE 11
                              DIVIDEND EQUIVALENTS

     11.1 GRANT OF DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents to Participants subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to dividends with respect to all or a portion of the number of shares of Stock subject to an Award, as determined by the Committee. The Committee may provide that Dividend Equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional shares of Stock, or otherwise reinvested.

                                  ARTICLE 12
                           OTHER STOCK-BASED AWARDS

     12.1. GRANT OF OTHER STOCK-BASED AWARDS. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation shares of Stock awarded purely as a "bonus" and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Stock, and Awards valued by reference to book value of shares of Stock or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.

                                   ARTICLE 13
                  AWARDS OF OPTIONS TO NON-EMPLOYEE DIRECTORS

     13.1. GRANT OF OPTIONS. Each Non-Employee Director of the Company (other than a Non-Employee Director who first becomes a member of the Board pursuant to an agreement relating to the acquisition, by merger or otherwise, of assets by the Company or any affiliate, or to the sale by the Company of its securities) shall be granted a Non-Qualified Stock Option to purchase 5,000 shares of Stock, subject to adjustment as provided in Section 15.1, on the date such person first becomes a Non-Employee Director (the "Initial Grant"). In addition, as of the day following each annual meeting of the Company's shareholders (beginning with the annual meeting in 2000), each Non-Employee Director who is serving in such capacity as of such date shall be granted an option to purchase 2,000 shares of Stock, subject to adjustment as provided in Section 15.1 ("Annual Grants").

Each such day that options are to be granted under the Plan is referred to hereinafter as a "Grant Date."

     If on any Grant Date, shares of Stock are not available under the Plan to grant to Non-Employee Directors the full amount of a grant contemplated by the immediately preceding paragraph, then each Non-Employee Director shall receive an Option (a "Reduced Grant") to purchase shares of Stock in an amount equal to the number of shares of Stock then available under the Plan divided by the number of Non-Employee Directors as of the applicable Grant Date. Fractional shares shall be ignored and not granted.

     If a Reduced Grant has been made and, thereafter, during the term of the Plan, additional shares of Stock become available for grant, then each person who was a Non-Employee Director both on the Grant Date on which the Reduced Grant was made and on the date additional shares of Stock become available (a "Continuing Non-Employee Director") shall receive an additional Option to purchase shares of Stock. The number of newly available shares shall be divided equally among the Options granted to the Continuing Non-Employee Directors; provided, however, that the aggregate number of shares of Stock subject to a Continuing Non-Employee Director's additional Option plus any prior Reduced Grant to the Continuing Non-Employee Director on the applicable Grant Date shall not exceed 2,000 shares with respect to an Annual Grant or 5,000 shares with respect to an Initial Grant (subject to adjustment pursuant to Section 15.1).
If more than one Reduced Grant has been made, available Options shall be granted beginning with the earliest such Grant Date.

     13.2.  OPTION PRICE.  The option price for each Option granted under this
Article 13 shall be the Fair Market Value on the date of grant of the Option.

     13.3. TERM. Each Option granted as an Initial Grant under this Article 13 shall, to the extent not previously exercised, terminate and expire on the date five (5) years after the date of grant of the option, unless earlier terminated as provided in Section 13.4. Each Option granted as an Annual Grant under this
Article 13 shall, to the extent not previously exercised, terminate and expire on the date ten (10) years after the date of grant of the option, unless earlier terminated as provided in Section 13.4.

     13.4 LAPSE OF OPTION. An Option granted under this Article 13 shall not automatically lapse by reason of the Participant ceasing to qualify as a Non-Employee Director but remaining as a member of the Board. An Option granted under this Article 13 shall lapse under the earlier of the following circumstances:

     (1) The Option shall lapse ten years after it is granted (or five years in the case of an Option granted as an Initial Grant).

     (2) If a Participant who has completed less than ten (10) years of service on the Board (including, as such service, service as a director of a corporation whose assets are acquired by the Company, by merger or otherwise) ceases to serve as a member of the Board for any reason, his or her Option shall lapse, unless it is previously exercised, 30 days after the Participant's termination as a member of the Board.

     13.5. EXERCISABILITY. Each Option granted under this Article 13 shall be immediately exercisable, in whole or in part, from and after the date of grant.

     13.6. EXERCISE AND PAYMENT. An Option granted under this Article 13 shall be exercised by written notice directed to the Secretary of the Company (or his designee) and accompanied by payment in full of the exercise price in cash.

     13.7. NON-EXCLUSIVITY. Nothing in this Article 13 shall prohibit the Committee from making discretionary Awards to Non-Employee Directors pursuant to the other provisions of the Plan. Options granted pursuant to this Article 13 shall be governed by the provisions of this Article 13 and by other provisions of the Plan to the extent not inconsistent with the provisions of Article 13.

                                   ARTICLE 14
                        PROVISIONS APPLICABLE TO AWARDS

     14.1. STAND-ALONE, TANDEM, AND SUBSTITUTE AWARDS. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan. If an Award is granted in substitution for another Award, the Committee may require the surrender of such other Award in consideration of the grant of the new Award. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

     14.2. EXCHANGE PROVISIONS. The Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Stock, or another Award (subject to Section 15.1), based on the terms and conditions the Committee determines and communicates to the Participant at the time the offer is made, and after taking into account the tax, securities and accounting effects of such an exchange.

     14.3. TERM OF AWARD. The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option or a Stock Appreciation Right granted in tandem with the Incentive Stock Option exceed a period of ten years from the date of its grant (or, if Section 7.2(e) applies, five years from the date of its grant), and the term of any option granted under Article 13 shall be as prescribed in Sections
13.3 and 13.4.

     14.4. FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan and any applicable law or Award Agreement, payments or transfers to be made by the Company or a Parent or Subsidiary on the grant or exercise of an Award may be made in such form as the Committee determines at or after the time of grant, including without limitation, cash, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

     14.5. LIMITS ON TRANSFER. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Parent or Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Parent or Subsidiary. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Award under the Plan; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation,
(ii) does not cause any Option intended to be an incentive stock option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable Awards.

     14.6 BENEFICIARIES. Notwithstanding Section 14.5, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant's death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant's estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

     14.7. STOCK CERTIFICATES. All Stock issued under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

     14.8. ACCELERATION UPON DEATH OR DISABILITY. Notwithstanding any other provision in the Plan or any Participant's Award Agreement to the contrary, upon the Participant's death or Disability during his employment or service as a director, all outstanding Options, Stock Appreciation Rights, and other Awards in the nature of rights that may be exercised shall become fully exercisable and all restrictions on outstanding Awards shall lapse. Any Option or Stock Appreciation Rights Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Agreement. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options.

     14.9. ACCELERATION UPON RETIREMENT. Notwithstanding any other provision in the Plan or any Participant's Award Agreement to the contrary, upon the Participant's Retirement, all outstanding Options, Stock Appreciation Rights, and other Awards in the nature of rights that may be exercised shall become fully exercisable and all restrictions on outstanding Awards shall lapse. Any Option or Stock Appreciation Rights Awards shall thereafter remain exercisable until the original expiration date of the Award. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options.

     14.10. ACCELERATION UPON A CHANGE OF CONTROL. Except as otherwise provided in the Award Agreement, upon the occurrence of a Change of Control, all outstanding Options, Stock Appreciation Rights, and other Awards in the nature of rights that may be exercised shall become fully exercisable and all restrictions on outstanding Awards shall lapse; provided, however that such acceleration will not occur if, in the opinion of the Company's accountants, such acceleration would preclude the use of "pooling of interest" accounting treatment for a Change of Control transaction that (a) would otherwise qualify for such accounting treatment, and (b) is contingent upon qualifying for such accounting treatment. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options.

     14.11. ACCELERATION UPON CERTAIN EVENTS NOT CONSTITUTING A CHANGE OF CONTROL. In the event of the occurrence of any circumstance, transaction or event not constituting a Change of Control (as defined in Section 3.1) but which the Board of Directors deems to be, or to be reasonably likely to lead to, an effective change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of the 1934 Act, the Committee may in its sole discretion declare all outstanding Options, Stock Appreciation Rights, and other Awards in the nature of rights that may be exercised to be fully exercisable, and/or all restrictions on all outstanding Awards to have lapsed, in each case, as of such date as the Committee may, in its sole discretion, declare, which may be on or before the consummation of such transaction or event. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options.

     14.12. ACCELERATION FOR ANY OTHER REASON. Regardless of whether an event has occurred as described in Section 14.10 or 14.11 above, the Committee may in its sole discretion at any time determine that all or a portion of a Participant's Options, Stock Appreciation Rights, and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, and/or that all or a part of the restrictions on all or a portion of the outstanding Awards shall lapse, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 14.12.

     14.13  EFFECT OF ACCELERATION.  If an Award is accelerated under Section
14.10 or 14.11, the Committee may, in its sole discretion, provide (i) that the Award will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) that the Award will be settled in cash rather than Stock, (iii) that the Award will be assumed by another party to the transaction giving rise to the acceleration or otherwise be equitably converted in connection with such transaction, or (iv) any combination of the foregoing. The Committee's determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

     14.14. PERFORMANCE GOALS. The Committee may determine that any Award granted pursuant to this Plan to a Participant (including, but not limited to, Participants who are Covered Employees) shall be determined solely on the basis of (a) the achievement by the Company or a Parent or Subsidiary of a specified target return, or target growth in return, on equity or assets, (b) the Company's total shareholder return (stock price appreciation plus reinvested dividends) relative to a defined comparison group or target over a specific performance period, (c) the Company's stock price, (d) the achievement by an individual, the Company, or a business unit of the Company, Parent or Subsidiary of a specified target, or target growth in, revenues, net income or earnings per share, (e) the achievement of objectively determinable goals with respect to service or product delivery, service or product quality, customer satisfaction, meeting budgets and/or retention of employees or (e) any combination of the goals set forth in (a) through (e) above. If an Award is made on such basis, the Committee shall establish goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under Code Section 162(m) or the regulations thereunder) and the Committee has the right for any reason to reduce (but not increase) the Award, notwithstanding the achievement of a specified goal. Any payment of an Award granted with performance goals shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.

     14.15. TERMINATION OF EMPLOYMENT. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A termination of employment shall not occur (i) in a circumstance in which a Participant transfers from the Company to one of its Parents or Subsidiaries, transfers from a Parent or Subsidiary to the Company, or transfers from one Parent or

Subsidiary to another Parent or Subsidiary, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant's employer from the Company or any Parent or Subsidiary. To the extent that this provision causes Incentive Stock Options to extend beyond three months from the date a Participant is deemed to be an employee of the Company, a Parent or Subsidiary for purposes of Section 424(f) of the Code, the Options held by such Participant shall be deemed to be Non-Qualified Stock Options..

                                   ARTICLE 15
                          CHANGES IN CAPITAL STRUCTURE

     15.1. GENERAL. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards; and (iv) any other adjustments that the Committee determines to be equitable. Without limiting the foregoing, in the event a stock dividend or stock split is declared upon the Stock, the authorization limits under Section 5.1 and 5.4 shall be increased proportionately, and the shares of Stock then subject to each Award shall be increased proportionately without any change in the aggregate purchase price therefor.


                                  ARTICLE 16
                    AMENDMENT, MODIFICATION AND TERMINATION

     16.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that the Board or Committee may condition any amendment or modification on the approval of shareholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations.

     16.2 AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however, that, subject to the terms of the applicable Award Agreement, such amendment, modification or termination shall not, without the Participant's consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination, and provided further that, except as provided in Section 15.1 or otherwise with the consent of the shareholders, the exercise price of any Option may not be reduced. No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant.

                                   ARTICLE 17
                               GENERAL PROVISIONS

     17.1. NO RIGHTS TO AWARDS. No Participant or eligible participant shall have any claim to be granted any Award under the Plan, and neither the Company nor the Committee is obligated to treat Participants or eligible participants uniformly.

     17.2. NO SHAREHOLDER RIGHTS. No Award gives the Participant any of the rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

     17.3. WITHHOLDING. The Company or any Parent or Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the Award shares of Stock having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

     17.4. NO RIGHT TO CONTINUED SERVICE. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Parent or Subsidiary to terminate any Participant's employment or status as an officer or director at any time, nor confer upon any Participant any right to continue as an employee, officer or director of the Company or any Parent or Subsidiary.

     l7.5. UNFUNDED STATUS OF AWARDS. The Plan is intended to be an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Parent or Subsidiary.

     17.6. INDEMNIFICATION. To the extent allowable under applicable law, each member of the Committee shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which such member may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such member in satisfaction of judgment in such action, suit, or proceeding against him provided he gives the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

     17.7. RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Parent or Subsidiary unless provided otherwise in such other plan.

     17.8. EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Parents or Subsidiaries.

     17.9. TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

     17.10. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     17.11. FRACTIONAL SHARES. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up.

     17.12. GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register under the 1933 Act, or any state securities act, any of the shares of Stock issued in connection with the Plan. The shares issued in connection with the Plan may in certain circumstances be exempt from registration under the 1933 Act, and the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

     17.13. GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

     17.14 ADDITIONAL PROVISIONS. Each Award Agreement may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of this Plan.

     The foregoing is hereby acknowledged as being the United Dominion Realty Trust, Inc. 1999 Long-Term Incentive Plan as adopted by the Board of Directors.

                              UNITED DOMINION REALTY TRUST, INC.

                              By:  __________________________

                              Its: ___________________________

                                   EXHIBIT A

                      UNITED DOMINION REALTY TRUST, INC.

                            Audit Committee Charter

   The Audit Committee (the "Committee") assists the Board of Directors (the "Board") of United Dominion Realty Trust, Inc. (the "Company") in fulfilling its responsibilities as to the quality and integrity of the Company's financial records and reports. In doing so, the Committee will be the Board's principal agent in assuring the:

  . appropriateness of the Company's accounting policies and procedures;

  . adequacy of the Company's internal controls;

  . independence and capability of the Company's external auditors; and

  . sufficiency of the external auditor's review of the Company.

ORGANIZATION

   The Committee shall be composed of members of the Board who are independent of the Company's management and free from any relationship that would interfere with the exercise of independent judgment as a Committee member. All Committee members must be financially literate, and at least one member must have accounting or related financial management expertise.

   The Committee shall have at least three members and shall be appointed by the Board to serve an annual term. One Committee member shall be designated as the Chair.

   The Chief Financial Officer of the Company shall be the member of management to serve in a liaison capacity with respect to the Committee. At its discretion, the Committee shall have direct access to the external auditors, the General Counsel, the Controllers, the internal auditors and any other individual within the Company necessary to the Committee's discharge of its duties.

MEETINGS

   The Committee shall meet at least quarterly, unless otherwise agreed. The Chair may call additional meetings whenever circumstances warrant. A quorum for meetings shall be at least two members, present in person or by telephone, and adequate notice of meetings shall be given to all members.

   Independent directors who are not Committee members may attend meetings and participate in the Committee's deliberations. The external auditors as well as officers and employees of the Company may be asked to attend by the Chair. Non-Committee members may be excused from all or any portion of a meeting at the request of the Chair.

   Minutes of each meeting will be prepared and the Committee will report the results of its meetings to the Board.

AUTHORITY AND SPECIFIC DUTIES

   The Committee is granted the authority to perform each of the specific duties enumerated below:

Independent Audit

1. Establish a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee, as representatives of the Company's shareholders.

2. Recommend for approval by the Board the independent auditing firm to be engaged to conduct the annual audit of the financial statements of the Company and its subsidiaries for the ensuing year.

3. Evaluate the fee proposed by the independent auditors for their annual examination and quarterly reviews, and examine the contents of their engagement letter.

4. Review with the independent auditors, prior to the beginning of their audit, the scope of their examination.

5. Meet with the external auditors, without management present, and inquire as to:

  . whether there were any difficulties encountered during their audit;

  . whether there were accounting or disclosure issues not resolved to their satisfaction; and

  . whether there were any other matters (including matters affecting their independence) that should be discussed with the Committee that have not been raised or covered elsewhere.

6. Report the results of the audit to the Board and, if the Committee is satisfied with all of its reviews and discussions, recommend that the audited financial statements be included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC").

7. Obtain from the external auditors an annual written communication that is prepared in accordance with Standard No. 1 of the Independence Standards Board delineating all relationships of the external auditors with the Company as well as the nature and extent of the professional advisory services provided to the Company.

8. Evaluate the external auditors' independence and performance and, if necessary, terminate and replace the external auditor.

Interim and Annual Financial Reports

9. Review and discuss the Company's interim and annual financial statements with management and the external auditors.

10. Discuss with the external auditors the results of their review of the interim financial results in accordance with Statement on Auditing Standards No. 71, such that the results are communicated:

  . prior to the filing with the SEC of the Company's Quarterly Report on Form 10-Q; and

  . either to all members of the Committee or to the Chair of the Committee.

11. Discuss with the General Counsel and other members of management the substance of any significant litigation, contingencies or claims that had, or may have, a significant impact on the financial statements.

12. Discuss with management and the external auditors the quality, not just the acceptability, of the Company's accounting principles, including:

  . the appropriateness and consistent application of the Company's accounting policies;

  . the reasonableness of significant estimates and judgments; and

  . the clarity and completeness of the Company's financial disclosure practices.

Internal Controls

13. Review the activities of management to provide reasonable assurance as to the adequacy and effectiveness of the Company's internal accounting and financial controls, including those related to the security of its information systems.

14. Review the external auditors' letter to management containing suggestions for improvements in the Company's accounting policies, procedures and internal controls, and ascertain that management has adequately responded to the letter.

15. Receive quarterly reports from management on the Company's risk exposure to floating rate debt, and review the terms and market value of all derivative instruments used to manage interest rate and other financial risks.

16. Review the program established by management to monitor compliance with laws and regulations, as well as the Company's standards of conduct.

Other

17. Review the adequacy of the professional qualifications of the Company's accounting personnel and assess succession planning within the Company's accounting organization.

18. Receive explanations from management or the independent auditors of changes in, or adoption of, accounting principles and reporting and auditing standards that have had, or may have, an effect on the financial statements.

19. Receive briefings on other accounting and financial matters on a regular basis to expand each member's knowledge of matters impacting the Company.

20. Investigate any other matter brought to the Committee's attention within the scope of its duties and retain outside legal counsel and other experts for this purpose if, in the Committee's judgment, that is appropriate.

21. Review and reassess this Charter as circumstances dictate, but no less frequently than annually.